UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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WORKDAY, INC.
(Name of Registrant as Specified In Its Charter) (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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WORKDAY, INC.

6110 STONERIDGE MALL ROAD

PLEASANTON, CALIFORNIA 94588

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 9:00 a.m. Pacific Daylight Time on Tuesday, June 9, 2020

April 27, 2020

TO THE HOLDERS OF COMMON STOCK OF WORKDAY, INC.:

The 2020 Annual Meeting of Stockholders of Workday, Inc., a Delaware corporation (“Workday”), will be held virtually on Tuesday, June 9, 2020, at 9:00 a.m. Pacific Daylight Time, for the following purposes as more fully described in the accompanying proxy statement:

1.

To elect four Class II directors to serve until the 2023 Annual Meeting of Stockholders and until their respective successors are elected and qualified, subject to their earlier resignation or removal;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2021;

3.	To conduct an advisory vote to approve the compensation paid to Workday’s named executive officers; and

4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

This year’s Annual Meeting of Stockholders will be a completely virtual meeting conducted via a live webcast. You will be able to listen to the Annual Meeting of Stockholders, submit your questions, and vote during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/WDAY2020 and entering the 16-digit control number included in our Notice of Internet Availability of Proxy Materials, on your proxy card, or in the instructions that accompanied your proxy materials.

The Board of Directors of Workday fixed the close of business on April 13, 2020, as the record date for the meeting. Only stockholders of record of our common stock at the close of business on April 13, 2020, are entitled to notice of and to vote at the Annual Meeting of Stockholders. Further information regarding voting rights and the matters to be voted upon is presented in our proxy statement.

A Notice of Internet Availability of Proxy Materials (“Notice”) is being mailed to stockholders of record beginning on or about April 27, 2020. The Notice contains instructions on how to access our proxy statement for our 2020 Annual Meeting of Stockholders and our fiscal year 2020 Annual Report to Stockholders on Form 10-K (together, the “proxy materials”). The Notice also provides instructions on how to vote online, by telephone, or by mail and includes instructions on how to receive a paper copy of proxy materials by mail. The proxy materials can be accessed directly at the following website: www.proxyvote.com by entering the control number located on the Notice, on your proxy card, or in the instructions that accompanied your proxy materials.

If you have any questions regarding this information or the proxy materials, please visit our website at www.workday.com or contact our Investor Relations department at 925-379-6000 or via email at IR@workday.com.

YOUR VOTE IS IMPORTANT. Whether or not you plan to participate in our 2020 Annual Meeting of Stockholders, we urge you to submit your vote online, by telephone, or by mail. Your vote by proxy will ensure your representation at the meeting regardless of whether you attend the virtual meeting or not. Returning your proxy does not deprive you of your right to vote your shares at the virtual meeting.

We appreciate your continued support of Workday and look forward to receiving your proxy.

By order of the Board of Directors,

Aneel Bhusri
Chief Executive Officer and Director
Pleasanton, California

i

WORKDAY, INC.

6110 Stoneridge Mall Road

Pleasanton, California 94588

PROXY STATEMENT

FOR 2020 ANNUAL MEETING OF STOCKHOLDERS

to be held on June 9, 2020 at 9:00 a.m. PDT

This proxy statement and the enclosed form of proxy are furnished in connection with solicitation of proxies by our Board of Directors, also referred to as the Board, for use at the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) to be held virtually at 9:00 a.m. PDT on Tuesday, June 9, 2020, and any postponements or adjournments thereof. The Annual Meeting can be accessed online at www.virtualshareholdermeeting.com/WDAY2020 where you will be able to listen to the meeting live, submit questions, and vote online. Beginning on or about April 27, 2020, a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access our proxy statement for our Annual Meeting and our fiscal year 2020 Annual Report to Stockholders on Form 10-K (together, the “proxy materials”) is being mailed to our stockholders.

QUESTIONS AND ANSWERS

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

What matters am I voting on?

You will be voting on:

•

the election of four Class II directors to serve until the 2023 Annual Meeting of Stockholders and until their respective successors are elected and qualified, subject to their earlier resignation or removal;

•	a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2021;

•	a proposal to approve, on an advisory basis, the compensation paid to Workday’s named executive officers; and

•	any other business that may properly come before the meeting or any adjournments or postponements thereof.

How does the Board of Directors recommend I vote on these proposals?

The Board of Directors recommends a vote:

•

FOR the election of Michael C. Bush, Christa Davies, Michael A. Stankey, and George J. Still, Jr. as Class II directors to serve until the 2023 Annual Meeting of Stockholders and until their respective successors are elected and qualified, subject to their earlier resignation or removal;

•	FOR the appointment of Ernst & Young LLP as our independent registered public accounting firm for Workday’s fiscal year ending January 31, 2021; and

•	FOR the advisory vote to approve the compensation paid to Workday’s named executive officers.

Why are you holding a virtual meeting and how can stockholders attend?

We believe hosting our Annual Meeting virtually helps to reduce costs, expand access, and enable improved communication. Stockholders are able to attend our Annual Meeting, vote, and ask questions online from around the world. To participate in our virtual Annual Meeting, visit www.virtualshareholdermeeting.com/WDAY2020 with your 16-digit control number included in the Notice, on your proxy card, or in the instructions that accompanied your proxy materials.

Who is entitled to vote?

Holders of our common stock as of the close of business on April 13, 2020 (the “Record Date”) may vote at the Annual Meeting. As of the Record Date, we had 172,451,981 shares of Class A common stock outstanding and 60,820,252 shares of Class B common stock outstanding. In deciding all matters at the Annual Meeting, each holder of Class A common stock of Workday will be entitled to one vote for each share of Class A common stock held as of the close of business on the Record Date, and each holder of Class B common stock of Workday will be entitled to 10 votes for each share of Class B common stock held as of the close of business on the Record Date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote at the Annual Meeting.

Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and the Notice was forwarded to you by your broker or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to participate in and vote online at the Annual Meeting by using the control number printed on their voting instruction form. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

Who is Workday’s transfer agent, and how may I contact them?

Workday’s transfer agent is American Stock Transfer & Trust Company (“AST”). You may e-mail AST at help@astfinancial.com or you may call AST at 718-921-8124 Monday through Friday between 5:00 a.m. to 5:00 p.m. PDT. Materials may be mailed to AST at:

Workday Shareholder Services

c/o American Stock Transfer

6201 15th Avenue

Brooklyn, NY 11219

How do I vote?

There are four ways for stockholders of record to vote:

•	online at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. EDT on June 8, 2020 (have your proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-690-6903 until 11:59 p.m. EDT on June 8, 2020 (have your proxy card in hand when you call);

•	by completing and mailing your proxy card so it is received prior to the Annual Meeting; or

•	online during the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/WDAY2020. Please have your 16-digit control number to join the Annual Meeting.

Street name holders may submit their voting instructions online or by telephone using the information provided by their respective brokers or nominees and may complete and mail voting instruction forms to their respective brokers or nominees. Street name holders may also vote online at the Annual Meeting by using the control number printed on their voting instruction form.

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote online or by telephone;

•	returning a later-dated proxy card so that it is received prior to the Annual Meeting;

•	notifying the Corporate Secretary of Workday, in writing, at the address listed on the front page; or

•	voting online during the virtual Annual Meeting.

Street name holders may change their voting instructions or revoke their proxy by submitting new instructions online, by telephone, or by returning a later-dated voting instruction form to their respective brokers or nominees. In addition, street name holders may change their votes or revoke their proxy online at the Annual Meeting by using the control number printed on their voting instruction form.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our Board of Directors. The persons named in the proxy have been designated as proxies by our Board of Directors. When proxies are properly dated, executed, and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board of Directors as described above. If any matters not described in the proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares at the adjourned meeting date as well, unless you have properly revoked your proxy instructions, as described above.

What is a quorum?

The presence of a majority of the aggregate voting power of the issued and outstanding shares of stock entitled to vote at the meeting will constitute a quorum at the meeting. Your shares will be counted as present at the meeting if you attend and vote online during the virtual Annual Meeting or if you have properly submitted a proxy. Except as otherwise expressly provided by the Certificate of Incorporation or by law, the holders of shares of Class A common stock and Class B common stock will vote together as a single class on all matters submitted to a vote. Each holder of Class A common stock will have the right to one vote per share of Class A common stock and each holder of Class B common stock will have the right to 10 votes per share of Class B common stock. A proxy submitted by a stockholder may indicate that the shares represented by the proxy are not being voted (stockholder withholding) with respect to a particular matter. In addition, a broker may not be permitted to vote stock (broker non-vote) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. The shares subject to a proxy which are not being voted on a particular matter because of either stockholder withholding or broker non-votes will count for purposes of determining the presence of a quorum. Abstentions are voted neither “for” nor “against” a matter but are also counted in the determination of a quorum.

How many votes are needed for approval of each matter?

•

Proposal No. 1: The election of directors requires a plurality of the votes cast by the holders of shares present or represented by proxy at the Annual Meeting and entitled to vote thereon. “Plurality” means that the individuals who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder withholding or a broker non-vote) will not be counted in such nominee’s favor.

•

Proposal No. 2: The ratification of the appointment of Ernst & Young LLP requires the approval of a majority of the votes cast by the holders of shares present or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

•

Proposal No. 3: The advisory vote regarding named executive officer compensation requires the approval of a majority of the votes present or represented by proxy and entitled to vote thereon. For purposes of this proposal, abstentions are treated as shares present or represented by proxy and entitled to vote at the Annual Meeting and, therefore, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the vote.

Because Proposal No. 3 is an advisory vote, the results will not be binding on Workday’s Board of Directors or Workday. The Compensation Committee and the Board of Directors will consider the outcome of the vote when establishing or modifying the compensation of our named executive officers.

How are proxies solicited for the Annual Meeting?

The Board of Directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by Workday. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole routine matter—the proposal to ratify the appointment of Ernst & Young LLP. Your broker will not have discretion to vote on Proposal No. 1 or Proposal No. 3 absent direction from you, as they are considered “non-routine” matters.

Why did I receive a notice regarding the availability of proxy materials electronically instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our fiscal year 2020 Annual Report to Stockholders, primarily online. Beginning on or about April 27, 2020, a “Notice of Internet Availability of Proxy Materials” is being mailed to our stockholders that contains notice of the Annual Meeting and instructions on how to access our proxy materials online, how to vote online at the virtual meeting, and how to request printed copies of the proxy materials. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials online to help reduce both the impact on the environment and the administrative costs of our annual meetings.

What does it mean if multiple members of my household are stockholders, but we only received one Notice or full set of proxy materials in the mail?

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for notices and proxy materials with respect to two or more stockholders sharing the same address by delivering a single notice or set of proxy materials addressed to those stockholders, unless an affected stockholder has provided contrary instructions. This practice, known as “householding,” helps to reduce our printing and postage costs, reduces the amount of mail you receive, and helps to preserve the environment.

Once you have elected householding of your communications, householding will continue until you are notified otherwise or until you revoke your consent, which may be done at any time by contacting your bank or broker, or, if you are a registered holder, by contacting American Stock Transfer & Trust Company by calling 718-921-8124 or writing to Workday Shareholder Services, c/o American Stock Transfer, 6201 15th Avenue, Brooklyn, NY 11219. Additionally, upon request, we will promptly deliver a separate copy of the proxy materials to any stockholder at a shared address to which a single copy was delivered. To receive a separate copy of the proxy materials, you may reach our Investor Relations department by writing to Workday, Inc., 6110 Stoneridge Mall Road, Pleasanton, CA 94588, via email at IR@workday.com, or by calling 925-379-6000.

Any stockholders who share the same address and currently receive multiple copies of the Notice or proxy materials who wish to receive only one copy in the future can contact Workday’s Investor Relations department, their bank, broker, or, if a registered holder, American Stock Transfer & Trust Company, to request information about householding.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Workday or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements, which are subject to safe harbor protection under the Private Securities Litigation Reform Act of 1995. All statements contained in this report other than statements of historical fact, including statements regarding our business strategy and plans and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “seek,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including those described in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended January 31, 2020 (“fiscal 2020”) and our future reports that we may file with the SEC from time to time. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this report may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activities, performance, or achievements. We are under no duty to update any of these forward-looking statements after the date of this report or to conform these statements to actual results or revised expectations.

As used in this report, the terms “Workday,” “we,” “us,” and “our” mean Workday, Inc. and its subsidiaries unless the context indicates otherwise.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

Our Board of Directors may establish the authorized number of directors from time to time by resolution. Our Board of Directors currently consists of 11 members.

Our Certificate of Incorporation and Bylaws provide for a classified Board of Directors consisting of three classes of directors, with directors serving staggered three-year terms. Directors in a particular class will be elected for three-year terms at the Annual Meeting of Stockholders in the year in which their terms expire. As a result, only one class of directors will be elected at each Annual Meeting of our Stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier resignation or removal. The class of each director is set forth in the table below.

Our Certificate of Incorporation and Bylaws provide that our Board of Directors or our stockholders may fill vacant directorships. In the event that the outstanding shares of our Class B common stock represent less than a majority of the combined voting power of common stock, our Certificate of Incorporation and Bylaws authorize only our Board of Directors to fill vacancies on our Board. Any additional directorships resulting from an increase in the authorized number of directors would be distributed among the three classes as the Board of Directors determines in its discretion.

Nominees for Director	Class	Age	Year Elected Director	Current Term Expires	Expiration of Term for Which Nominated
Michael C. Bush	II	62	2020	2020	2023
Christa Davies(1)(4)	II	48	2012	2020	2023
Michael A. Stankey	II	61	2015	2020	2023
George J. Still, Jr.(2)(3)(4)*	II	62	2009	2020	2023

Other Directors
Aneel Bhusri(3)	III	54	2005	2021	—
Ann-Marie Campbell(4)	III	55	2019	2021	—
David A. Duffield	III	79	2005	2021	—
Carl M. Eschenbach(2)(3)	I	53	2018	2022	—
Michael M. McNamara(1)(4)	I	63	2011	2022	—
Lee J. Styslinger III(1)	III	59	2016	2021	—
Jerry Yang(2)(3)	I	51	2013	2022	—

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Investment Committee
(4)	Member of the Nominating and Governance Committee
*	Lead Independent Director

Nominees for Director

Michael C. Bush has served as a Director since April 2020. Mr. Bush is the Chief Executive Officer of Great Place to Work Institute, Inc., a global research and analytics firm that produces distinguished workplace rankings around the world (“GPTW”). Mr. Bush has served as GPTW’s Chief Executive Officer since March 2015. In January 2003, Mr. Bush founded The Mattmar Group, Inc., a company that provides turn-around leadership for companies that need to get on a sustainable path and has served as its President since that date. He was also the founder of The 8 Factors, a former online learning platform, where he served as President since its founding in January 2011 until November 2016. From January 2008 to January 2010, Mr. Bush served as Chief Executive Officer of Clark Sustainable Resource Developments Ltd., a subsidiary of Triton Resources, Inc., and a leader in the development of the underwater logging industry. From January 1997 to January 2002, Mr. Bush served as Executive Vice President of Communications & Infrastructure at Tetra Tech, Inc. Mr. Bush serves as a director of one private company, as an advisor for several nonprofits, and served on President Obama’s White House Business Council. Mr. Bush received a master of science degree in management from the Stanford Graduate School of Business. Mr. Bush brings to our Board extensive experience in effectively leading and growing organizations, employee engagement, and corporate culture.

Christa Davies has served as a Director since August 2012. Ms. Davies is the Chief Financial Officer and Executive Vice President of Global Finance at Aon plc, a global risk management, insurance, and human resources solutions company (“Aon”). Ms. Davies has served as Aon’s Chief Financial Officer since March 2008 and as Executive Vice President of Global Finance since November 2007. Prior to joining Aon, Ms. Davies spent five years at Microsoft Corporation, most recently as a Corporate Vice President and the Chief Financial Officer of the Platforms & Services Division. Ms. Davies received a bachelor’s degree in mechanical engineering, majoring in Aerospace, from the University of Queensland, Australia and a master’s degree in business administration from the Harvard Business School. Ms. Davies’ brings to our Board of Directors extensive experience in the software and technology industries, as well as her financial expertise.

Michael A. Stankey joined Workday in 2009 and has served as a Vice-Chairman since June 2015. Mr. Stankey served as our President and Chief Operating Officer from September 2009 to June 2015. Prior to joining Workday, Mr. Stankey was a partner with Greylock Partners, served as Chairman and Chief Executive Officer of PolyServe, Inc., and held a number of senior management positions with PeopleSoft, including Senior Vice President of North American Sales. Mr. Stankey has served as a director of Okta, Inc. (“Okta”) since December 2016, of Cloudera, Inc. since February 2017, and serves on the board of two private companies. Mr. Stankey received a bachelor’s degree in business administration from the University of Wisconsin, Eau Claire. Mr. Stankey brings extensive knowledge of our business, together with his deep experience in software and high-growth companies to his role as a member of our Board of Directors.

George J. Still, Jr. has served as a Director since October 2009, as Lead Independent Director since August 2012, and as a Vice-Chairman since May 2014. Mr. Still is currently a partner emeritus at Norwest Venture Partners, a global venture capital firm (“NVP”). From 1994 to December 2012, Mr. Still served as NVP’s managing partner. Prior to NVP, Mr. Still worked for Ernst & Young LLP, an accounting firm, and as a partner with the Centennial Funds, a venture capital firm. Mr. Still led the sole venture investment in PeopleSoft, where he served as a director from 1991 to 2001. Mr. Still served as a director of Rackspace Hosting, Inc. from November 2006 to September 2014, and currently serves a director of one private company. Mr. Still also served as a member of the Executive Committee of the United States Golf Association from 2015 to 2018. Mr. Still has served as a member of the Board of Overseers at the Tuck School of Business since 2013, as a member of the Board of Advisors of Tuck’s Center of Private Equity and Entrepreneurship since 2011, and has also served as a guest lecturer and a past member of the Dean’s Advisory Council since 2005. Mr. Still received a bachelor’s degree in accounting from Pennsylvania State University and a master’s degree in business administration from the Tuck School of Business at Dartmouth College. Mr. Still brings to the Board of Directors financial and investing acumen through his many years of experience with NVP. His service as an advisor to technology companies provides a valuable resource for our Board of Directors.

The election of directors requires a plurality of the votes cast by the holders of shares present or represented by proxy at the Annual Meeting and entitled to vote thereon. “Plurality” means that the individuals who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder withholding or a broker non-vote) will not be counted in such nominee’s favor.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

PROPOSAL NO. 1 TO ELECT MICHAEL C. BUSH, CHRISTA DAVIES,

MICHAEL A. STANKEY, AND GEORGE J. STILL, JR. AS CLASS II DIRECTORS.

Other Directors

Aneel Bhusri co-founded Workday in 2005, has served as a Director since 2005, and has served as our Chief Executive Officer since May 2014. Mr. Bhusri served as our President from January 2007 to September 2009, as our co-Chief Executive Officer from September 2009 to May 2014, and as our Chairman from January 2012 to May 2014. From 1993 to 2004, Mr. Bhusri held a number of senior management positions with PeopleSoft, including Senior Vice President, Product Strategy, Marketing, and Business Development, and served as Vice Chairman of its board of directors from 1999 to 2002. Mr. Bhusri is currently an advisory partner at Greylock Partners, a Silicon Valley venture capital firm that he has been associated with since 1999, and prior to that time, worked at NVP and at Morgan Stanley. He also served as a director of Intel Corporation from June 2014 to November 2019, of Pure Storage, Inc. from July 2010 to February 2018, of Okta from August 2011 to December 2016, and currently serves as a director of the Workday Foundation. Mr. Bhusri received a bachelor’s degree in electrical engineering and a bachelor’s degree in economics from Brown University, and a master’s degree in business administration from Stanford University, where he has also served as a member of the Board of Trustees since June 2019. Mr. Bhusri brings to our Board of Directors extensive executive leadership and operational experience, including his experience and familiarity with our business as a co-founder and Chief Executive Officer.

Ann-Marie Campbell has served as a Director since April 2019. Ms. Campbell has served as Executive Vice President—U.S. Stores at The Home Depot, Inc., a large home improvement retailer (“The Home Depot”), since February 2016. From January 2009 to February 2016, she served as The Home Depot’s Division President of the Southern Division, and from December 2005 to January 2009, she served as its Vice President—Vendor Services. Ms. Campbell began her career with The Home Depot in 1985 and has held roles of increasing responsibility since she joined the company, including vice president roles in the company’s operations, merchandising, and marketing departments. Ms. Campbell served as a director of Potbelly Corporation from August 2014 to May 2019 and served as a director of Barnes and Noble, Inc. from June 2015 to September 2016. Ms. Campbell received a bachelor’s degree in philosophy and a master’s degree in business administration from Georgia State University. Ms. Campbell brings to our Board of Directors extensive operational experience, expertise in strategic planning, and keen insights in identifying and capturing new business opportunities.

David A. Duffield co-founded Workday in 2005, has served as a Director since 2005, and has served as our Chairman of the Board since 2014, a role he also held from March 2005 to January 2012. Mr. Duffield served as our President from 2006 to January 2007, as our Chief Executive Officer from 2005 to September 2009, and as our co-Chief Executive Officer from September 2009 to May 2014. Prior to Workday, Mr. Duffield founded PeopleSoft and served as the company’s Chief Executive Officer and Board Chairman. Mr. Duffield also founded Ridgeline, Inc. and has served as its Chief Executive Officer since January 2018. Other companies he launched include Integral Systems, Business Software Corporation, and Information Associates. Mr. Duffield received a bachelor’s degree in electrical engineering and a master’s degree in business administration from Cornell University. Mr. Duffield brings to our Board of Directors decades of experience founding and leading high-growth technology companies focused on human resources, financial, and student applications, and his experience and familiarity with our business as a co-founder, Chairman, and former Chief Executive Officer.

Carl M. Eschenbach has served as a Director since February 2018. Mr. Eschenbach has served as a general partner at Sequoia Capital Operations, LLC, a venture capital firm (“Sequoia”), since April 2016. Prior to joining Sequoia, Mr. Eschenbach spent 14 years at VMware, Inc., a global virtual infrastructure software provider (“VMware”), most recently as its President and Chief Operating Officer, a role he held from December 2012 to March 2016. Mr. Eschenbach served as VMware’s Co-President and Chief Operating Officer from April 2012 to December 2012, as Co-President, Customer Operations from January 2011 to April 2012, and as Executive Vice President of Worldwide Field Operations from May 2005 to January 2011. Prior to joining VMware in 2002, Mr. Eschenbach held various sales management positions with Inktomi, 3Com Corporation, Lucent Technologies Inc., and EMC. Mr. Eschenbach has served as a director of Zoom Video Communications, Inc. since January 2017, of Palo Alto Networks, Inc., since May 2013, and he is also a director of several private companies. Mr. Eschenbach received an electronics technician diploma from DeVry University. Mr. Eschenbach brings to our Board of Directors over 30 years of operational and sales experience in the technology industry and deep knowledge of high-growth companies.

Michael M. McNamara has served as a Director since December 2011. Mr. McNamara has served as the head of Samara, a division of Airbnb, Inc., since January 2020 and as a venture partner at Eclipse Ventures, a Silicon Valley venture capital firm, since August 2019, where he previously served as a partner from January 2019 to August 2019. From January 2006 to December 2018, Mr. McNamara served as the Chief Executive Officer of Flex Ltd., a leading sketch-to-scale™ solutions company that designs and builds intelligent productions for a connected world (“Flex”). From 1994 until his appointment as Chief Executive Officer, Mr. McNamara served in other senior roles at Flex. Mr. McNamara has served as a director of Slack Technologies, Inc. since December 2019, of Carrier Global Corporation since April 2020, and is also a director of two private companies. He has served on the Advisory Board of Tsinghua University School of Economics and Management since 2006 and the presidential CEO Advisory Board of Massachusetts Institute of Technology since 2014. Mr. McNamara also served as a director of Flex from October 2005 to December 2018, of Delphi Automotive LLP from November 2009 to April 2013, and of MEMC Electronic Materials, Inc. from 2008 until 2012. Mr. McNamara received a bachelor’s degree in industrial management from the University of Cincinnati and a master’s degree in business administration from Santa Clara University. Mr. McNamara brings to our Board of Directors extensive leadership and experience in managing international operations. His prior service as Flex’s Chief Executive Officer provides a management perspective to business and strategic decisions of the Board of Directors.

Lee J. Styslinger III has served as a Director since August 2016. Mr. Styslinger served as a member of Workday’s CEO Advisory Board from February 2015 until his appointment to our Board of Directors. Mr. Styslinger has served as the Chief Executive Officer of Altec, Inc., a holding company for businesses that design, manufacture, and market equipment for the electric and telecommunications industries globally, since 1997, and as its Chairman since 2011. Mr. Styslinger has served as a member of the board of directors of Vulcan Materials since 2013, as a member of the board of directors of Regions Financial Corporation since 2003, and serves on the boards of several educational, civic, and leadership organizations. Mr. Styslinger received a bachelor’s degree from Northwestern University and a master’s degree in business administration from Harvard Business School, where he has served on the board since 2012. Mr. Styslinger was appointed to the President’s Export Council advising the President of the United States on international trade policy from 2006 to 2008, served on the President’s Manufacturing Council during 2017, and currently serves on the President’s Advisory Committee for Trade Policy as well as the recently announced President’s Council for Economic Revival. Mr. Styslinger brings to our Board of Directors extensive experience managing a large company in today’s global market, as well as financial expertise.

Jerry Yang has served as a Director since November 2013. Mr. Yang is the founding partner of AME Cloud Ventures, an innovation investment firm that he founded in March 2012. Mr. Yang was a co-founder of Yahoo! Inc. (“Yahoo!”), where he served as a director from March 1995 to January 2012, and as Chief Executive Officer from June 2007 to January 2009. Mr. Yang also led Yahoo!’s investments in Yahoo! Japan and Alibaba Group Holding Limited, and he is currently a director of Alibaba Group Holding Limited, where he has served on the board from October 2005 to January 2012 and from September 2014 to the present. Mr. Yang is also a director of Lenovo, Inc., where he has served on the board since November 2014, and is a director and/or advisor of various private companies and foundations. From July 2000 to November 2012, Mr. Yang was a member of Cisco Systems, Inc.’s board of directors, and he was a director of Yahoo! Japan from January 1996 to January 2012. Mr. Yang received a bachelor’s degree and a master’s degree in electrical engineering from Stanford University, where he served on the Board of Trustees from June 2005 until September 2015 and from October 2017 to the present. Mr. Yang brings to our Board of Directors extensive global leadership and deep experience in consumer internet technology.

PROPOSAL NO. 2:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of Ernst & Young LLP, an independent registered public accounting firm, to audit our consolidated financial statements for the year ending January 31, 2021. During our fiscal year ended January 31, 2020, Ernst & Young LLP served as our independent registered public accounting firm and has audited our consolidated financial statements since its appointment in 2008.

Notwithstanding its selection and even if our stockholders ratify the selection, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of Workday and its stockholders. At the Annual Meeting, the stockholders are being asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2021. Our Audit Committee is submitting the selection of Ernst & Young LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of Ernst & Young LLP will be present at the Annual Meeting and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees billed or to be billed by Ernst & Young LLP and affiliates for professional services rendered with respect to the fiscal years ended January 31, 2020 and 2019. All of these services were approved by the Audit Committee.

	Fiscal Year Ended January 31,
	2020	2019
Audit Fees(1)	$4,094,148	$4,139,802
Audit Related Fees(2)	735,277	498,622
Tax Fees(3)	390,635	1,050,798
All Other Fees(4)	22,108	170,450

Total	$5,242,168	$5,859,672

(1)

Consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements, reviews of our quarterly consolidated financial statements, and audits of our statutory financial statements in non-U.S. jurisdictions.

(2)

Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and not reported under “Audit Fees.” This primarily consists of fees for service organization control audits under Statement on Standards for Attestation Engagements No. 18.

(3)	Consists of fees in connection with tax compliance and tax consulting services.
(4)	Consists of fees in connection with cybersecurity and information security program assessments.

Auditor Independence

Under its charter, the Audit Committee pre-approves audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. The Audit Committee has determined that the rendering of non-audit services for assurance and related services that are reasonably related to the performance of the audit services, audit-related services, tax services, and other services by Ernst & Young LLP is compatible with maintaining the principal accountants’ independence.

Pre-Approval Policies and Procedures

Consistent with requirements of the SEC and the Public Company Accounting Oversight Board (“PCAOB”) regarding auditor independence, our Audit Committee is responsible for the appointment, compensation, and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our Audit Committee (or the Chairman if such approval is required prior to the next Audit Committee meeting) generally pre-approves of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services.

The ratification of the appointment of Ernst & Young LLP requires the approval of a majority of the votes cast by the holders of shares present or represented by proxy at the meeting and entitled to vote thereon. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2 TO RATIFY THE

APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING

FIRM FOR OUR FISCAL YEAR ENDING JANUARY 31, 2021.

PROPOSAL NO. 3:

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

We are seeking an advisory, non-binding stockholder vote with respect to compensation awarded to our Named Executive Officers (“NEOs”) for the fiscal year ended January 31, 2020, in accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Our executive compensation program and compensation paid to our NEOs are described on pages 27-37 of this proxy statement. Our compensation programs are overseen by the Compensation Committee and reflect our philosophy to pay all of our employees, including our NEOs, in ways that support the following principles that we believe reflect our core values:

•	motivate, attract, and retain the best talent;

•	support a high-performance culture by rewarding excellence and achievement;

•	recognize and retain top-performing talent via differentiated rewards and opportunities;

•	reinforce alignment with Workday’s values (in particular, a focus on excellence and an attitude of ownership);

•	create alignment with Workday’s strategy and long-term performance; and

•	provide an opportunity for each employee to share in the success we create together.

To help achieve these objectives, we structure our NEOs’ compensation to reward the achievement of short-term and long-term strategic and operational goals.

Based on the above, we request that stockholders approve on a non-binding, advisory basis, the compensation of Workday’s NEOs as described in this proxy statement pursuant to the following resolution:

RESOLVED, that the compensation paid to Workday’s NEOs, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis” section, compensation tables, and narrative discussion, is hereby APPROVED.

Vote Required

Approval of NEO compensation requires the approval of a majority of the votes present or represented by proxy and entitled to vote thereon.

As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the Board of Directors and the Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our NEOs.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“FOR” PROPOSAL NO. 3 TO APPROVE THE COMPENSATION PAID TO

WORKDAY’S NAMED EXECUTIVE OFFICERS.

DIRECTORS AND CORPORATE GOVERNANCE

Director Independence

Our Class A common stock is listed on the Nasdaq Global Select Market. The listing rules of this stock exchange generally require that a majority of the members of a listed company’s board of directors be independent. Our Board of Directors has determined that none of our directors who are not current or former employees (Messrs. Bush, Eschenbach, McNamara, Still, Styslinger, and Yang and Mses. Campbell and Davies) has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of the Nasdaq Global Select Market.

Risk Oversight

Our Board of Directors exercises its risk oversight function both directly and indirectly through its various committees and reviews strategic and operational risks in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions. Our Board of Directors assists in determining the appropriate level of risk for our company, assesses the specific risks that we face, and reviews management’s strategies for adequately mitigating and managing identified risks.

Our Audit Committee, Nominating and Governance Committee, and Compensation Committee support our Board of Directors in discharging its risk oversight duties and address risks inherent in their respective areas. Our Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities relating to the company’s financial accounting, reporting and controls, and ethical, legal, and regulatory matters, including cybersecurity and other information technology risks, and oversees the accounting and financial reporting processes of the company. Our Nominating and Governance Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, and corporate governance. Our Compensation Committee assesses risks created by the incentives inherent in our compensation policies. See “Compensation Policies and Practices as they relate to Risk Management” under the Compensation Discussion and Analysis section elsewhere in this proxy statement for additional information. We believe this division of responsibilities is an effective approach for addressing the risks we face and that our Board of Directors leadership structure supports this approach.

Leadership Structure

Mr. Bhusri serves as our Chief Executive Officer and also as a member of our Board of Directors. Mr. Duffield serves as our Chairman of the Board, and Mr. Stankey serves as a Vice-Chairman of the Board. Because our Chairman is a former executive officer of Workday, Mr. Still serves as a Vice-Chairman and Lead Independent Director of the Board. Our Board of Directors believes that the current leadership structure, coupled with a strong emphasis on independence, provides effective independent oversight of management while allowing the Board and management to benefit from Mr. Duffield’s extensive executive leadership and operational experience. Independent directors and management sometimes have different perspectives and roles in strategy development. Our independent directors bring experience, oversight, and expertise from outside of our company, while Messrs. Bhusri, Duffield, and Stankey bring company-specific experience and expertise.

Lead Independent Director

Mr. Still serves as one of our Vice-Chairmen and as Lead Independent Director of the Board. As Lead Independent Director, among other responsibilities, Mr. Still presides over regularly scheduled meetings at which only our independent directors are present, serves as a liaison between the Chief Executive Officer, Chairman, and the independent directors, and performs such additional duties as our Board of Directors may otherwise determine and delegate.

Executive Sessions of Independent Directors

In order to promote open discussion among independent directors, our Board of Directors has a policy of conducting executive sessions of independent directors during each regularly scheduled Board meeting and at such other times if requested by an independent director. These executive sessions are chaired by our Lead Independent Director. The Lead Independent Director provides feedback to Workday’s Chief Executive Officer, as needed, promptly after the executive session. None of Messrs. Bhusri, Duffield, or Stankey participates in such sessions.

Code of Conduct

We have adopted a Code of Conduct that applies to all of our directors, officers, and employees. The full text of our Code of Conduct is posted under the “Investor Relations” section on our website at: https://www.workday.com/code-of-conduct.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that apply to our Board of Directors. The full text of our Corporate Governance Guidelines is posted under the “Investor Relations” section on our website at: www.workday.com/governanceguidelines.

Corporate Social Responsibility

Workday is committed to caring for our people and the planet. We believe that doing good is good for business, and we focus our corporate social responsibility (“CSR”) efforts on ways to positively impact the communities where we live and work in alignment with our commitments to all of our stakeholders. In light of today’s global challenges, innovation plays a key role in doing our part to help solve some of the world’s toughest problems. Every year, we set ambitious goals rooted in our core values to help address the world’s most complex societal and environmental challenges.

For more information about our CSR strategies and programs, including environmental, social, and governance matters, please see our Global Impact Report at globalimpact.workday.com.

Derivatives Trading and Anti-Hedging Policy

Our Policy on Trading in Securities, which applies to our employees and contractors, including our executive officers and members of our Board of Directors, prohibits the trading of derivatives, including options, warrants, puts, calls, or other similar derivative instruments relating to our securities; the hedging of our equity securities, including the participation in exchange funds or “swap funds”; and the selling of Workday securities “short”.

Meetings of the Board of Directors

The Board of Directors met six times during fiscal 2020 and took action by unanimous written consent three times. No director attended fewer than 75% of the total number of meetings of the Board of Directors and of any Board committees of which he or she was a member during fiscal 2020.

It is our policy that directors are invited and encouraged to attend our Annual Meetings of Stockholders. During fiscal 2020, all members of the Board of Directors attended our Annual Meeting. We have scheduled our 2020 Annual Meeting on the same day as a regularly scheduled Board meeting in order to facilitate attendance by our Board members.

Committees of the Board of Directors

Our Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, and an Investment Committee. The current composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors. The following table provides membership information for each of our Board committees:

	Audit Committee	Compensation Committee	Nominating & Governance Committee	Investment Committee

Aneel Bhusri

David A. Duffield

Michael C. Bush

Ann-Marie Campbell

Christa Davies

Carl M. Eschenbach

Michael M. McNamara

Michael A. Stankey

George J. Still, Jr.

Lee J. Styslinger III

Jerry Yang

= Chairman of the Board	= Chair	= Member	= Lead Independent Director

Audit Committee

Our Audit Committee is composed of Ms. Davies and Messrs. McNamara and Styslinger, each of whom is independent and financially literate within the meaning of the Nasdaq Global Select Market rules. Ms. Davies is the Chair of our Audit Committee. Each of Ms. Davies and Messrs. McNamara and Styslinger also satisfy the independence requirements of Rule 10A-3. Ms. Davies and Mr. Styslinger are each an Audit Committee financial expert, as that term is defined under SEC rules, and possess financial sophistication as defined under the rules of the Nasdaq Global Select Market. The designation does not impose on any of them any duties, obligations, or liabilities that are greater than are generally imposed on members of our Audit Committee and our Board of Directors.

The Audit Committee met eight times during fiscal 2020. Our Audit Committee is directly responsible for, among other things:

•	selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;

•	ensuring the independence of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;

•	establishing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	considering the adequacy of our internal controls and internal audit function;

•	reviewing our major financial risk exposures and processes to manage risk;

•	reviewing ethical, legal, and regulatory matters, including cybersecurity and other information technology risks, controls, and procedures;

•	reviewing proposed waivers of the Code of Conduct for directors and executive officers;

•	reviewing material related party transactions or those that require disclosure; and

•	approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

The Audit Committee operates under a written charter that was adopted by our Board of Directors and satisfies the applicable standards of the SEC and the Nasdaq Global Select Market. A copy of the Audit Committee charter is posted under the “Investor Relations” section on our website at: www.workday.com/audit-committee-charter.

Compensation Committee

Our Compensation Committee is composed of Messrs. Still, Eschenbach, and Yang, each of whom is independent within the meaning of the Nasdaq Global Select Market rules. Mr. Still is the Chair of our Compensation Committee. Each member of the Compensation Committee is also a “non-employee director” under Rule 16b-3(b)(3)(i) of the Exchange Act, and is free from any relationship that, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment as a Committee member.

The Compensation Committee met five times during fiscal 2020 and took action by unanimous written consent 13 times. Our Compensation Committee is responsible for, among other things:

•	reviewing and approving, or recommending that our Board of Directors approve, the compensation of our executive officers;

•	reviewing and recommending to our Board of Directors the compensation of our directors;

•	reviewing and approving, or recommending that our Board of Directors approve, the terms of any employment arrangements with our executive officers;

•	reviewing and approving the selection of peer companies used for compensation analysis;

•

reviewing and approving, or recommending that our Board of Directors approve, any amendment of our recoupment policies and practices and stock ownership guidelines applicable to our Board and/or executive officers;

•	administering our stock and equity incentive plans;

•	reviewing and approving, or making recommendations to our Board of Directors with respect to, incentive compensation and equity plans; and

•	reviewing our overall compensation philosophy.

The Compensation Committee operates under a written charter that was adopted by our Board of Directors and satisfies the applicable standards of the SEC and the Nasdaq Global Select Market. A copy of the Compensation Committee charter is posted under the “Investor Relations” section on our website at: www.workday.com/compensation-committee-charter.

Nominating and Governance Committee

Our Nominating and Governance Committee is composed of Messrs. McNamara and Still and Mses. Campbell and Davies, each of whom is independent within the meaning of the Nasdaq Global Select Market rules. Mr. McNamara is the Chair of our Nominating and Governance Committee.

The Nominating and Governance Committee met five times during fiscal 2020. Our Nominating and Governance Committee is responsible for, among other things:

•	identifying and recommending candidates for membership on our Board of Directors;

•	reviewing and recommending our Corporate Governance Guidelines and policies;

•

overseeing and periodically reviewing our policies and programs concerning environmental sustainability, social responsibility, and governance, as well as our participation and visibility as a global corporate citizen;

•	conducting an annual review of the independence of the non-employee directors and members of the Nominating and Governance Committee, the Audit Committee, and the Compensation Committee;

•

reviewing and recommending the composition of our Board of Directors and its committees in light of the current needs of the Board, including determining whether it may be appropriate to add or remove directors after considering issues of judgment, diversity, age, skills, background, and experience;

•	overseeing the process of evaluating the performance of our Board of Directors;

•

reviewing any proposals properly submitted by stockholders for action at annual meetings of stockholders and making recommendations to our Board of Directors regarding action to be taken in response to such proposals; and

•	assisting our Board of Directors on other corporate governance matters.

The Nominating and Governance Committee operates under a written charter that was adopted by our Board of Directors and satisfies the applicable standards of the SEC and the Nasdaq Global Select Market. A copy of the Nominating and Governance Committee charter is posted under the “Investor Relations” section on our website at: www.workday.com/nominating-governance-committee-charter.

Investment Committee

Our Investment Committee is composed of Messrs. Yang, Bhusri, Eschenbach, and Still. Mr. Yang is the Chair of our Investment Committee. Our Investment Committee is responsible for reviewing and approving, or recommending that the Board of Directors approve, certain mergers, acquisitions, joint ventures, and investments, and working with management to develop effective and scalable processes for the review and execution of such transactions.

The Investment Committee met two times during fiscal 2020 and took action by unanimous written consent one time.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is, or has at any time during the past year been, an officer or employee of ours. None of our executive officers currently serve, or in the past year has served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Considerations in Evaluating Director Nominees

The Nominating and Governance Committee is responsible for identifying, evaluating, and recommending candidates to the Board of Directors for Board membership, or the Board may conduct the process of identifying and evaluating Board candidates directly. A variety of methods are used to identify and evaluate director nominees, with the goal of maintaining and further developing an experienced and highly qualified Board Candidates may come to our attention through current members of our Board, professional search firms, stockholders, or other persons.

The Nominating and Governance Committee will recommend to the Board of Directors for selection all nominees to be proposed by the Board for election by the stockholders, including approval or recommendation of a slate of director nominees to be proposed by the Board for election at each Annual Meeting, and, if requested by the Board, will recommend all director nominees to be appointed by the Board to fill interim director vacancies.

The Board of Directors will be responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of stockholders. The Board of Directors may, either directly or upon the recommendation of the Nominating and Governance Committee, consider the minimum qualifications set forth below, any specific qualities or skills that it believes are necessary for one or more of the Board members to possess, and the desired qualifications, expertise, and characteristics of Board members.

Director Qualifications

The Nominating and Governance Committee and the Board of Directors believe that candidates for director should have certain minimum qualifications, including, without limitation:

•	demonstrated business acumen and leadership, and high levels of accomplishment;

•	experience with high-growth companies;

•	ability to exercise sound business judgment and to provide insight and practical wisdom based on experience;

•	commitment to understand Workday and its business, industry, and strategic objectives;

•	integrity and adherence to high personal ethics and values, consistent with our Code of Conduct;

•	ability to read and understand financial statements and other financial information pertaining to Workday;

•	commitment to enhancing stockholder value;

•	willingness to act in the interest of all stockholders; and

•	for directors who are not current or former employees, independence under Nasdaq Global Select Market listing standards and other applicable rules and regulations.

In the context of the Board of Directors’ existing composition, other requirements that are expected to contribute to the Board’s overall effectiveness and meet the needs of the Board and its committees may be considered.

In addition, under Workday’s Corporate Governance Guidelines, the Board of Directors and each of its committees conduct a self-evaluation annually, which considers responsibilities under their charters and best practices. The Nominating and Governance Committee oversees each individual director’s performance, the Board of Director’s performance, and the operation and composition of each committee. Also, a director is expected to spend the time and effort necessary to properly discharge such director’s responsibilities. Accordingly, a director is expected to regularly attend meetings of the Board of Directors and committees on which such director sits, and to review prior to meetings material distributed in advance for such meetings. Thus, the number of other public company boards and other boards (or comparable governing bodies) on which a prospective nominee is a member, as well as his or her other professional responsibilities, will be considered. To help ensure that our directors devote sufficient time to carry out their duties and responsibilities effectively, our Corporate Governance Guidelines provide that each director may not serve on more than three other public company boards without prior approval of the Nominating and Governance Committee and that each director should engage in discussion with our Nominating and Governance Committee prior to accepting an invitation to serve on a public or for-profit private company board of directors. Also, under the Corporate Governance Guidelines, there are no limits on the number of three-year terms that may be served by a director. However, in connection with evaluating recommendations for nomination for re-election, director tenure is considered.

When considering nominees, our Nominating and Governance Committee may take into consideration many factors including, among other things, a candidate’s independence, integrity, financial and other business expertise, breadth of experience, relevant skills, and experience and knowledge about our business or industry. Additionally, although Workday does not have a formal diversity policy with regards to directors, Workday values diversity on a company-wide basis and endeavors to assemble a board with diverse perspectives and demographics (e.g., age, race, gender). The Nominating and Governance Committee does not assign specific weights to any particular criteria and reviews the candidate’s qualifications in light of the specific needs of the Board of Directors at that time.

Stockholder Recommendations for Nominations to the Board of Directors

The Nominating and Governance Committee will consider properly submitted stockholder recommendations for candidates for our Board of Directors who meet the minimum qualifications as described above. The Nominating and Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. A stockholder of record can nominate a candidate for election to the Board of Directors by complying with the procedures in Article I, Section 1.12 of our Bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the Bylaws on nominations by stockholders. Any nomination should be sent in writing to the Corporate Secretary, Workday, Inc., 6110 Stoneridge Mall Road, Pleasanton, California 94588. Submissions must include the full name of the proposed nominee, complete biographical information, a description of the proposed nominee’s qualifications as a director, other information specified in our Bylaws, and a representation that the nominating stockholder is a beneficial or record holder of our stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. These candidates are evaluated at meetings of the Nominating and Governance Committee and may be considered at any point during the year. If any materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials are forwarded to the Nominating and Governance Committee.

All proposals of stockholders that are intended to be presented by such stockholder at an Annual Meeting of Stockholders must be in writing and notice must be delivered to the Corporate Secretary at the principal executive offices of Workday not later than the dates described below under “Additional Information—Stockholder Proposals for 2021 Annual Meeting.”

Non-Employee Director Compensation

Under our current compensation practices, our non-employee directors receive equity compensation for their service as directors, which we believe reinforces alignment with our stockholders and is consistent with our overall compensation philosophy. Our Board of Directors has historically approved annual refresh grants for our non-employee directors in respect of their board and committee service at levels recommended by our Compensation Committee. Our compensation practices for non-employee directors are reviewed annually by our Compensation Committee. In addition, our executive compensation consultant, Semler Brossy, analyzes the competitive position of our director compensation program against the peer group used to review our executive compensation and examines how our director compensation levels, practices, and design features compare to members of our compensation peer group. Our Compensation Committee reviews this peer group to assess our director compensation against companies that have a similar size and growth trajectory as Workday and have similar business characteristics, such as companies focused on cloud applications or enterprise software. You can find additional information on our compensation peer group in the Compensation Discussion and Analysis section included elsewhere in this proxy statement.

During fiscal 2020, in accordance with the practices described above, our Compensation Committee reviewed our non-employee director compensation program and recommended that the Board of Directors grant restricted stock units (“RSUs”) to our non-employee directors at levels consistent with the current program, which is set forth in the table below. The number of RSUs awarded to each director is determined by dividing the value of RSUs approved by the Compensation Committee for each director by the trailing 20-day simple moving average stock price of Workday’s Class A common stock, calculated using the 20 trading days prior to the date of grant. These equity awards vest in one annual installment on May 15th of the year following the year of grant.

Grant Type	Annual RSU Award
Non-Employee Director	$300,000
Chairman of the Board	50,000
Vice-Chairman of the Board and Lead Independent Director	50,000
Chairman of the Audit Committee	75,000
Member of the Audit Committee	37,500
Chairman of each of the Board of Directors’ other Committees	50,000
Member of each of the Board of Directors’ other Committees	25,000

Additionally, upon joining our Board of Directors, a non-employee director will generally be granted an initial equity award in connection with his or her appointment to the Board. New directors joining our Board of Directors between annual meetings may also receive a pro-rated annual grant. Our 2012 Equity Incentive Plan provides that a newly appointed non-employee director may receive awards up to $1,750,000 in total value in the calendar year in which the individual first becomes a non-employee director, provided that any initial award granted in connection with the commencement of his or her initial service as a non-employee director shall not exceed $1,000,000 in value.

Consistent with the above, in fiscal 2020, the Compensation Committee granted awards to the non-employee directors as set forth in the following table. We also reimburse directors for travel expenses incurred in connection with attendance at Board meetings and other Workday events and for expenses incurred for continuing education related to their service as directors. Other than as set forth in the table below, in fiscal 2020 we did not pay any fees to, make any equity awards or non-equity awards to, or pay any other compensation to, the non-employee members of our Board of Directors in respect of their service as members of our Board of Directors.

Name	Grant Date	Number of Shares Subject to RSU Award(1)	Value of RSU Award on the Date of Grant(2)	All Other Compensation		Total Compensation
David A. Duffield (Chairman)	06/18/2019	1,698	$362,082	$36,612	(3)	$398,694
George J. Still, Jr. (Vice-Chairman)	06/18/2019	2,184	465,716	—		465,716
Michael C. Bush(4)	—	—	—	—		—
Ann-Marie Campbell(5)	06/18/2019	1,577	336,279	—		336,279
Christa Davies	06/18/2019	1,941	413,899	—		413,899
Carl M. Eschenbach	06/18/2019	1,698	362,082	—		362,082
Michael M. McNamara	06/18/2019	1,880	400,891	—		400,891
Lee J. Styslinger III	06/18/2019	1,638	349,287	—		349,287
Jerry Yang	06/18/2019	1,820	388,097	—		388,097

(1)	RSU awards shown in the table above vest in full on May 15, 2020.
(2)

The amounts included in the “Value of RSU Award on the Date of Grant” column represent the aggregate grant date fair value of the RSU awards calculated in accordance with Financial Accounting Standards Board, Accounting Standards Codification (“ASC”) Topic 718. The grant date fair value of each RSU award is measured based on the closing price of our Class A common stock on the date of grant.

(3)	Represents cost of attendance for Mr. Duffield and one guest as well as an associated income tax gross-up paid in respect of attendance at a company sponsored event.
(4)

In connection with Mr. Bush’s appointment to our Board of Directors on April 2, 2020, he was granted RSUs in the amount of $750,000, one-fourth of which will vest on April 15, 2021, and the balance of which will vest in equal quarterly installments over the following twelve quarters, assuming continuous service through the applicable vesting dates.

(5)

As previously disclosed in our 2019 proxy statement, Ms. Campbell was also granted RSUs in the amount of $1,000,000 in connection with her appointment to our Board of Directors on April 2, 2019, one-fourth of which vested on April 15, 2020, and the balance of which will vest in equal quarterly installments over the following twelve quarters, assuming continuous service through applicable vesting dates.

The following table provides information regarding outstanding equity awards held by non-employee directors as of January 31, 2020:

	OPTION AWARDS			RSU AWARDS
Name	Number of Securities Underlying Unexercised Options Exercisable(1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(2)
David A. Duffield (Chairman)	—	$—	—	2,403	$443,666
George J. Still, Jr. (Vice-Chairman)	90,000	4.25	11/01/2021	2,184	403,232
	30,000	9.20	08/27/2022	—	—
Michael C. Bush	—	—	—	—	—
Ann-Marie Campbell	—	—	—	6,797	1,254,930
Christa Davies	150,000	9.20	08/27/2022	1,941	358,367
	15,000	22.50	09/27/2022	—	—
Carl M. Eschenbach	—	—	—	6,530	1,205,634
Michael M. McNamara	150,000	4.25	12/15/2021	1,880	347,104
	30,000	9.20	08/27/2022	—	—
Lee J. Styslinger III	—	—	—	4,451	821,788
Jerry Yang	—	—	—	1,820	336,027

(1)	All options are fully vested.
(2)

The market value of unvested RSUs is calculated by multiplying the number of unvested shares held by the applicable director by the closing price of our Class A common stock on January 31, 2020, the last trading day of our fiscal year, which was $184.63.

Communications with the Board of Directors

Stockholders and other interested parties wishing to communicate about bona fide issues or questions with the Board of Directors or with an individual member of the Board of Directors may do so by writing to the Board of Directors or to the particular member of the Board of Directors, care of the Corporate Secretary at generalcounsel@workday.com or by mail to the Corporate Secretary, Workday, Inc., 6110 Stoneridge Mall Road, Pleasanton, California 94588. The communication should indicate that it contains a stockholder or interested party communication. All such communications will be forwarded to the director or directors to whom the communications are addressed. Workday will generally not forward to the Board of Directors a communication that it determines to be primarily commercial in nature or related to an improper or irrelevant topic, or that requests general information about Workday.

REPORT OF THE AUDIT COMMITTEE

This report of the audit committee is required by the Securities and Exchange Commission (“SEC”) and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or under the Securities Exchange Act of 1934, as amended (“Exchange Act”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

With respect to Workday’s financial reporting process, the management of Workday is responsible for (1) establishing and maintaining internal controls and (2) preparing Workday’s consolidated financial statements. Workday’s independent registered public accounting firm, Ernst & Young LLP (“EY”), is responsible for performing an independent audit of Workday’s consolidated financial statements and issuing opinions on the conformity of those audited financial statements with United States generally accepted accounting principles and the effectiveness of Workday’s internal control over financial reporting. It is the responsibility of the Audit Committee to oversee these activities. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of Workday’s financial statements.

The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2020 with Workday’s management and EY, as well as management’s assessment and EY’s evaluation of the effectiveness of Workday’s internal control over financial reporting as of January 31, 2020. The Audit Committee has also discussed with EY the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”).

The Audit Committee also has received and reviewed the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding EY’s communications with the Audit Committee concerning independence and has discussed with EY its independence from Workday.

Based on our review and discussions with Workday’s management and EY, we recommended to the Board of Directors that the audited consolidated financial statements be included in Workday’s Annual Report on Form 10-K for fiscal 2020 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors:

Christa Davies (Chair)

Michael M. McNamara

Lee J. Styslinger III

RELATED PARTY TRANSACTIONS

In addition to the executive officer and director compensation arrangements discussed under “Executive Compensation”, we describe below transactions for fiscal 2020 to which we have been a participant, in which the amount involved in the transaction exceeds or will exceed $120,000 and in which any of our directors, executive officers, or holders of more than 5% of our Class A common stock, or any immediate family member of, or person sharing the same household with, any of these individuals, had or will have a direct or indirect material interest.

Stock Voting Agreement

Messrs. Duffield and Bhusri, our co-founders, have entered into a stock voting agreement with each other and us. This agreement applies to all Class B common stock owned from time to time by our co-founders and each of their permitted transferees, which represents approximately 76% of the outstanding voting power of our capital stock.

Employee Members of our Board of Directors

During fiscal 2020, in addition to his role as a member of our Board of Directors, Mr. Stankey was employed by Workday and was paid aggregate compensation of $100,569, including base salary and other cash compensation.

Real Estate Leases

In fiscal 2020, we leased certain office space in Pleasanton, California under various lease agreements with NPC Holdings, LLC, an affiliate of Mr. Duffield, as set forth in the table below:

Location	Expiration	Base Rent per Square Foot as of January 31, 2020	Tenant Improvement Allowance Received in Fiscal 2020	Base Rent Paid in Fiscal 2020
Building 6120	07/31/2025	$31.20-37.08	$—	$2,104,535
Building 6130	03/31/2023	27.00-37.08	—	3,278,782
Building 6140	02/09/2025	30.00-37.80	392,700	4,539,584
Building 6150	02/28/2025	30.60-37.80	—	1,536,964
Building 6160	05/31/2024	30.00-33.60	—	2,805,172

Total			$392,700	$14,265,037

Relationship with Incline Alchemy, Inc.

As of April 9, 2020, Mr. Duffield held approximately 38% of the outstanding capital stock of Incline Alchemy, Inc., a company majority-owned by Mr. Duffield’s son, Mike Duffield, a former employee of Workday. Incline Alchemy is part of a network of partners who provide implementation services for Workday’s customers. During fiscal 2020, Workday paid $329,373 to Incline Alchemy for the provision of professional services to Workday customers, and related expenses. In fiscal 2020, Incline Alchemy made payments to Workday in the amount of $764,611 for training hours and tools, as well as fees paid to Workday for professional service hours. Additionally, Incline Alchemy is a customer of Workday and made customer payments to Workday in the amount of $228,024 in fiscal 2020. These transactions were based on arms-length agreements entered into in the ordinary course of business.

Employment Arrangements with Immediate Family Members of Our Executive Officers and Directors

Christina Erickson, a sister-in-law to James J. Bozzini, our Chief Operating Officer, has been employed by us since June 2015. She currently serves as Senior Customer Updates Analyst. During fiscal 2020, Ms. Erickson had total cash compensation, including base salary and other cash compensation, of $108,495.

John Still, the son of George J. Still, Jr., one of our directors, has been employed by us since October 2017. He currently serves as Manager, Reporting & Insights. During fiscal 2020, Mr. Still had total cash compensation, including base salary and other cash compensation, of $117,410.

Lien Wolfe, a sister-in-law to Mr. Bozzini, has been employed by us since February 2015. She currently serves as Senior Director, Services Operations. During fiscal 2020, Ms. Wolfe had total cash compensation, including base salary, bonus, and other cash compensation, of $318,307.

The salary and bonus levels of Mses. Erickson and Wolfe and Mr. Still were based on reference to internal pay equity when compared to the compensation paid to employees in similar positions who were not related to our executive officers and directors. They also received equity awards on the same general terms and conditions as applicable to other employees in similar positions who were not related to our executive officers and directors.

Relationship with Aon, plc

Ms. Davies, one of our directors, is the Chief Financial Officer and Executive Vice President of Global Finance of Aon. Aon is a customer of Workday and made payments to Workday of $14,590,282 in fiscal 2020. These transactions were based on arms-length agreements entered into in the ordinary course of business.

Relationship with The Home Depot, Inc.

Ms. Campbell, one of our directors, is Executive Vice President—U.S. Stores of The Home Depot. The Home Depot is a customer of Workday and made payments to Workday of $8,042,306 in fiscal 2020. These transactions were based on arms-length agreements entered into in the ordinary course of business.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our Bylaws require us to indemnify our directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, our Bylaws also require us to advance expenses incurred by our directors and officers.

Statement of Policy Regarding Related Party Transactions

We have adopted a written related-party transactions policy which provides that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our common stock, and any members of the immediate family member of the foregoing “related parties,” are not permitted to enter into a material related party transaction with us without the review, consideration and approval or ratification of the disinterested members of the Audit Committee. For this policy, a material related party transaction is defined as a transaction with a related party in which the amount involved exceeds $120,000, or contributions to affiliated charities above $50,000. In approving or rejecting any proposed related party transaction, we expect that our Audit Committee will consider the relevant facts and circumstances available and deemed relevant to the Audit Committee in determining whether such transaction is fair to Workday and in the best interest of all of our stockholders, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; the extent of the related party’s interest in the transaction; the benefits that the transaction provides to us; and whether the transaction was undertaken in the ordinary course of business.

EXECUTIVE OFFICERS AND OTHER EXECUTIVE MANAGEMENT

The following table provides certain information about Workday’s executive officers and other executive management as of April 27, 2020.

Executive Officers	Age	Current Position(s) with Workday
Aneel Bhusri	54	Co-Founder, Chief Executive Officer, and Director
James J. Bozzini	53	Chief Operating Officer
Luciano G. Fernandez	50	Co-President
Richard H. Sauer	57	Executive Vice President, General Counsel, and Corporate Secretary
Robynne D. Sisco	54	Co-President and Chief Financial Officer

Other Executive Management
Thomas F. Bogan	68	Vice-Chairman of Workday
Sayan Chakraborty	52	Executive Vice President, Technology
Ashley D. Goldsmith	47	Chief People Officer
Leighanne Levensaler	46	Chief Marketing Officer and Executive Vice President, Corporate Strategy
Emily McEvilly	48	Chief Customer Officer
Sheri Rhodes	51	Chief Information Officer
Doug Robinson	47	Senior Vice President, Sales Americas
Peter Schlampp	46	Executive Vice President, Product Development
Jim Stratton	43	Chief Technology Officer

Executive Officers

For information on the business background of Mr. Bhusri, see “Proposal No. 1—Election of Directors” above.

James J. Bozzini joined Workday in 2007 and currently serves as our Chief Operating Officer, a role he has held since February 2017. Since joining Workday in 2007, Mr. Bozzini has led our services and operations organizations, including serving as our Executive Vice President, Customer Operations from May 2015 until February 2017 and our SVP, Services from April 2014 until May 2015. Prior to joining Workday, Mr. Bozzini served as Chief Operating Officer at Evolve Software, and held a number of senior management positions at PeopleSoft, including Senior Vice President of Services. Mr. Bozzini received a bachelor’s degree in business administration from California State University, Chico.

Luciano G. Fernandez joined Workday in 2014 and currently serves as our Co-President, a role he has held since February 2018. Since joining Workday, Mr. Fernandez has served in various leadership roles within the sales organization, including Executive Vice President, Global Field Operations from February 2017 to February 2018 and President, EMEA and APJ from 2014 until February 2017. From 2007 to 2013, Mr. Fernandez served as Senior Vice President and Head of Innovation Sales at SAP EMEA. Prior to that, Mr. Fernandez was Vice President of EMEA Sales at Infor, a founding partner and General Manager at Blue C, and a senior consultant for McKinsey & Company. Mr. Fernandez received a bachelor’s degree in physics from the University of Salamanca in Spain and a master’s degree in business administration from Instituto de Empresa in Spain.

Richard H. Sauer joined Workday in September 2019 and has served as our Executive Vice President, General Counsel, and Corporate Secretary since that time. Prior to joining Workday, Mr. Sauer was at Microsoft Corporation for over 20 years, where he served in several senior legal positions, most recently as Vice President and Deputy General Counsel, Artificial Intelligence, Research, and Human Rights from June 2018 to September 2019 and as Corporate Vice President and Deputy General Counsel, Global Sales, Marketing, and Operations from May 2013 to May 2018. Prior to joining Microsoft in 1999, Mr. Sauer was an attorney at Sullivan & Cromwell LLP. Mr. Sauer received a bachelor’s degree from Bowling Green State University and a juris doctor degree from American University’s Washington College of Law.

Robynne D. Sisco joined Workday in August 2012 and currently serves as our Co-President and Chief Financial Officer, a role she has held since February 2018. Ms. Sisco served as our Chief Accounting Officer from 2012 until her appointment as Workday’s Chief Financial Officer in April 2016. From June 2009 to August 2012, Ms. Sisco served as Chief Accounting Officer and Corporate Controller at VMWare. Ms. Sisco also previously served as Senior Vice President and Chief Accounting Officer at VeriSign, held senior finance positions at Oracle, Visa, General Electric, and Ford, and currently serves on one private company board. Ms. Sisco received a bachelor’s degree in economics from Claremont McKenna College and a master’s degree in business administration in finance from Golden Gate University.

Other Executive Management

Thomas F. Bogan joined Workday in August 2018 through our acquisition of Adaptive Insights and currently serves as a Vice-Chairman of Workday. From August 2018 to February 2020, Mr. Bogan served as Workday’s Executive Vice President of our Planning Business Unit. Mr. Bogan served as Chief Executive Officer and as a director of Adaptive Insights from January 2015 until it was acquired by Workday in 2018. From November 2007 until its acquisition by Vista Equity Partners in January 2019, Mr. Bogan served as a member of the board of directors of Apptio, Inc. and as its Chairman from February 2012 to January 2019. Mr. Bogan also served as a member of the board of directors of Citrix Systems, Inc. from January 2003 to June 2016, as its Chairman from May 2005 to July 2015, and as its lead independent director from July 2015 to June 2016. Mr. Bogan served as a member of the board of directors of PTC, Inc. from August 2011 to June 2015 and as a member of the board of directors of Rally Software Development Corp. from December 2009 to July 2015. Mr. Bogan has also served as a director and executive officer of various privately held companies. Mr. Bogan received a bachelor’s degree in accounting from Stonehill College and previously served on Stonehill College’s Board of Trustees.

Sayan Chakraborty joined Workday in May 2015 through our acquisition of GridCraft, Inc. and currently serves as our Executive Vice President, Technology, a role he has held since December 2019. Since joining Workday, Mr. Chakraborty has held senior leadership roles in our technology organization, including Senior Vice President of Technology from November 2017 to December 2019 and Vice President, Software Development from May 2015 to November 2017. Prior to joining Workday, Mr. Chakraborty co-founded Gridcraft in June 2013 and served as its Chief Operating Officer until the company was acquired by Workday in 2015. From February 2008 to January 2013, Mr. Chakraborty served in several senior management positions at Oracle, most recently as Vice President, GBU Core Technologies. Mr. Chakraborty also held senior engineering positions at Skyetek, Atheros Communications, Sigaba, Cygnus, and Trimble. Mr. Chakraborty received a bachelor’s degree and master’s degree in aerospace engineering from the Massachusetts Institute of Technology.

Ashley D. Goldsmith joined Workday in 2013 and has served as our Chief People Officer since that time. From September 2010 to August 2013, Ms. Goldsmith served as Chief Human Resources Officer and Executive Vice President at Polycom, Inc. Prior to that, Ms. Goldsmith was Senior Vice President of Human Resources, Corporate Communications, and Environmental Health and Safety for the Tissue Diagnostics Division of F. Hoffmann-La Roche AG, served as CHRO at Ventana Medical Systems, and held a number of human resources roles at The Home Depot. Ms. Goldsmith holds a bachelor’s degree in psychology from Vanderbilt University, a master’s degree in business administration from the Kellogg School of Management at Northwestern University, and a master’s degree in human resource development from Georgia State University.

Leighanne Levensaler joined Workday in 2009 and currently serves as our Chief Marketing Officer and Executive Vice President, Corporate Strategy, a role she has held since November 2019. Since joining Workday, Ms. Levensaler has served in a variety of product and strategy leadership positions, including Managing Director and Co-Head of Workday Ventures from December 2017 to November 2019, Senior Vice President of Corporate Strategy from December 2016 to November 2019, and earlier as Senior Vice President, Applications Products, Vice President of Product Management, and Vice President, Product Strategy. Prior to joining Workday, Ms. Levensaler served as Principal Analyst and Director of Talent Management Research at Bersin & Associates. Ms. Levensaler is a director and advisory board member of several private companies and institutions and has over 20 years of experience and expertise in technology and business. Ms. Levensaler received a bachelor’s degree in education from Clemson University and a master’s degree in human resource development from Georgia State University.

Emily McEvilly joined Workday in 2010 and currently serves as our Chief Customer Officer, a role she has held since December 2019. Since joining Workday, Ms. McEvilly has served in a variety of leadership roles within our services organization, including as Senior Vice President, Services from February 2016 to December 2019, and earlier as Vice President, North America Field Services and Vice President, Services Operations. Prior to joining Workday, Ms. McEvilly was at Oracle, where she served as a consulting practice director and as a client executive, and also served as a consultant with Accenture. Ms. McEvilly received a bachelor’s degree in international business from Clemson University.

Sheri Rhodes joined Workday in April 2019 and has served as our Senior Vice President, Chief Information Officer since that time. From February 2018 to April 2019, Ms. Rhodes served as Executive Vice President and Chief Technology Officer at Western Union, as well as its Senior Vice President and Acting Chief Technology Officer from September 2017 to February 2018 and as its Senior Vice President and Chief Technology Officer, Digital and Global Payments, from May 2017 to September 2017. From December 2015 to May 2017, Ms. Rhodes served as Chief Information Officer for Electronics for Imaging and from December 2009 to December 2015, Ms. Rhodes served as Vice President of Global Applications for Symantec. She also previously held leadership positions at Visa, Washington Mutual, KPMG, and Wells Fargo. Ms. Rhodes received a bachelor’s degree and master’s degree in business administration from San Diego State University.

Doug Robinson joined Workday in 2010 and currently serves as our Senior Vice President, Sales Americas, a role he has held since May 2018. Since joining Workday, Mr. Robinson has served in a variety of leadership roles within our sales organization, including Group Vice President, Sales from September 2016 to May 2018, Vice President, North America Sales Strategy from February 2016 to September 2016, and earlier as a regional sales vice president and regional sales director. Prior to joining Workday, Mr. Robinson was at Oracle, where he served as a regional manager and account executive. Mr. Robinson received a bachelor’s degree in finance and management information systems from Ohio University.

Peter Schlampp joined Workday in July 2016 through our acquisition of Platfora, Inc. and currently serves as our Executive Vice President, Product Development, a role he has held since December 2019. Since joining Workday, Mr. Schlampp has served in a variety of leadership roles within our product organization, including Senior Vice President, Tools Development from May 2019 to December 2019, Vice President, Software Development from January 2019 to April 2019, and Vice President, Product Management from August 2016 to January 2019. Mr. Schlampp previously served as Vice President of Products of Platfora from October 2011 until the company was acquired by Workday in 2016. Prior to that, Mr. Schlampp held leadership roles in product management, engineering, operations, and marketing at Solera Networks, IronPort Systems, and Cisco. Mr. Schlampp received a bachelor’s degree in biology and a minor in computer science from Boston College.

Jim Stratton joined Workday in January 2013 and currently serves as our Chief Technology Officer, a role he has held since February 2020. Since joining Workday, Mr. Stratton has served in a variety of leadership roles within our technology organization, including Chief Technology Architect from June 2018 to February 2020, Vice President of Software Engineering from May 2016 to June 2018, and earlier in senior development and product management roles. From April 1999 to January 2013, Mr. Stratton held various positions at The Johns Hopkins University Applied Physics Laboratory, most recently as Mission Systems Engineer. Mr. Stratton received a bachelor’s degree in mechanical engineering from Cornell University, a master of engineering degree in mechanical engineering from The Johns Hopkins University, and a master’s degree in business administration from the University of Maryland.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program during fiscal 2020 for:

•	Aneel Bhusri, our Chief Executive Officer and Director;

•	James J. Bozzini, our Chief Operating Officer;

•	Petros Dermetzis, our former Chief Products Officer;

•	Luciano G. Fernandez, our Co-President;

•	Richard H. Sauer, our Executive Vice President, General Counsel, and Corporate Secretary; and

•	Robynne D. Sisco, our Co-President and Chief Financial Officer.

Mr. Dermetzis transitioned out of his role as our Chief Products Officer on December 22, 2019, and now serves as our Executive Vice President, Emerging Technology. Mr. Sauer joined as our Executive Vice President, General Counsel, and Corporate Secretary on September 9, 2019.

We refer to these current and former executive officers collectively in this Compensation Discussion and Analysis and the accompanying compensation tables as our named executive officers or NEOs. The material terms of the compensation provided to our NEOs for fiscal 2020 is described in this section and set forth in more detail in the Summary Compensation Table and other tables that follow this section, as well as the accompanying footnotes and narrative discussions relating to those tables. This section also discusses our executive compensation philosophy, objectives, and design; how and why the Compensation Committee arrived at the specific compensation policies and decisions involving our executive team, including our NEOs, during fiscal 2020; the role of Semler Brossy, our outside compensation consultant for executive compensation decisions for fiscal 2020; and the peer companies used in evaluating executive officer compensation.

Executive Summary

Fiscal 2020 Financial and Business Highlights

We are a leading provider of enterprise cloud applications for finance and human resources. Founded in 2005, we deliver financial management, human capital management, planning, and analytics applications designed for the world’s largest companies, educational institutions, and government agencies. Workday is delivered in the cloud, enabling organizations to embrace change in their operating environments. Our innovative technology leverages the most recent advances in cloud computing and data management, allowing us to deliver applications that are highly functional, flexible, secure, and fast.

In fiscal 2020, we achieved significant financial and operational results, including:

•	increasing our revenues from $2.82 billion in fiscal year 2019 to $3.63 billion in fiscal 2020;

•	acquiring Scout RFP, a leading-cloud based platform for strategic sourcing and supplier engagement, further expanding how our customers plan, execute, analyze, and extend in one system;

•

opening our new 410,000-square-foot, six story headquarters building in Pleasanton, CA, which was designed to encourage collaboration and accommodates 2,200 employees, as well as our new customer center;

•	achieving a 97% customer satisfaction rating; and

•

being ranked #1 on San Francisco Business Times’ Best Places to Work in the Bay Area list, #1 on the UK’s Best Large Workplaces list by Great Place to Work Institute, #4 on the 100 Best Companies to Work For list by Fortune and Great Place to Work Institute, and #1 for the second year in a row on the Fortune Future 50 list, which recognizes the global companies with the strongest long-term growth potential.

Executive Compensation Philosophy, Objectives, and Design

Philosophy

We operate in a highly competitive and rapidly evolving market, and we expect competition among companies in our market to continue to increase. Our ability to compete and succeed in this environment is directly correlated to our ability to recruit, incentivize, and retain talented individuals in the areas of product development, engineering, sales, marketing, services, and general and administrative functions. The market for skilled personnel in the software industry, especially in the San Francisco Bay Area, is very competitive. Our compensation philosophy is designed to establish and maintain a compensation program that attracts and rewards talented individuals who possess the skills necessary to support our near-term objectives and create long-term value for our stockholders, expand our business, and assist in the achievement of our strategic goals.

In fiscal 2020, our Compensation Committee reviewed and assessed our compensation philosophy, which is intended to promote Workday’s core values and align with our business strategy. The Compensation Committee believes that a great work environment, substantial employee ownership, and meaningful pay and benefits support a winning team, company, and workplace. We believe that the compensation of our executive officers and employees should reflect our performance as an organization, and their performance as individuals. Further, our compensation is designed to be focused on ownership, innovation, and results, and to be fair and flexible. Accordingly, key elements of our total rewards philosophy include the following:

Focus on ownership: We believe that our employees should share in the ownership of Workday. Therefore, equity compensation is a larger part of our total rewards than the market practice of our peer companies, which we believe best aligns the interests of our employees with our stockholders. Likewise, we place less focus on cash compensation relative to our peer group in favor of equity-based incentive compensation.

Focus on innovation and performance: We reward performance, while recognizing market-based differences between functions. The development of great products and successfully bringing them to market is the life-blood of the company, and the compensation structure for our employee population, including our NEOs, is weighted toward long-term compensation in support of longer-term objectives. In contrast, compensation for our sales team is weighted toward variable short-term compensation in accordance with market practices and to promote revenue growth.

Fair and flexible: The Compensation Committee recognizes the importance of providing fair rewards for employee contributions. We seek to provide target total direct compensation (base salary, bonus, and equity) that is at or above market norms, and to provide parity and consistency within functions. We also believe in adhering to budgets, ensuring transparency, and promoting understanding of our compensation philosophy and practices by employees, while at the same time retaining the flexibility needed to promote employee acquisition and retention.

WHAT WE DO	WHAT WE DO NOT DO

Pay for Performance: We link pay to performance by heavily weighting total compensation to long-term equity awards that align executive interests with the interests of our stockholders.	No Single Trigger Acceleration: We do not provide for single trigger acceleration following a change in control.

Independent Compensation Advisor: The Compensation Committee selects and engages its own independent advisors.	No Excessive Perquisites: We do not provide excessive perquisites for executives, but we do provide certain security arrangements to help ensure the safety of Mr. Bhusri, which we consider necessary for the company’s benefit.

Thoughtful Peer Group Analysis: The Compensation Committee reviews external market data when making compensation decisions and annually reviews our peer group with its independent compensation consultant.	No Hedging in Company Securities: Executives, directors, and all employees are prohibited from engaging in any hedging transaction with respect to company equity securities.

Thorough Compensation Risk Assessment: The Compensation Committee conducts an annual assessment of our executive and broad-based compensation programs to promote prudent risk management.	No Guaranteed Bonuses: We do not provide guaranteed minimum bonuses.

Compensation Committee Independence and Experience: The Compensation Committee is comprised solely of independent directors who have extensive relevant experience.	No Discounted Options / SARs: We do not provide discounted stock options or stock appreciation rights (“SARs”).

Stock Ownership Guidelines: Executives are subject to stock ownership guidelines equal to a multiple of their respective annual base salaries (5x or $600,000, if greater, for CEO and 3x for other executive officers) or a set dollar amount for members of our Board of Directors ($600,000).	No Tax Gross-Ups: We do not provide tax gross-ups for “excess parachute payments.”

Clawback Policy: Our Officer Recoupment Policy provides that our Board of Directors may require the forfeiture, recovery, or reimbursement of incentive-based compensation from an executive officer in the event the officer’s fraud results in a restatement of Workday’s financial results.

Objectives

Consistent with our compensation philosophy, the primary goals of our executive compensation programs are to:

•	provide competitive compensation to recruit, retain, and motivate top talent;

•	align the interests of our executive officers and stockholders through the use of equity awards; and

•	motivate and reward behavior consistent with our goals and performance objectives.

The Compensation Committee reviews our compensation structure at least annually and more frequently as needed to focus on different business objectives.

Design

Our executive compensation program has been, and continues to be, weighted more heavily towards equity compensation. The Compensation Committee believes that compensation in the form of equity helps to align the interests of our executive officers with the long-term interests of our stockholders by driving achievement of our strategic and financial goals. We use RSUs as our primary equity vehicle for our executive officers, including our NEOs. We believe that RSU awards both align the interests of employees with stockholders and provide a longer-term focus through a multi-year vesting schedule, while helping to manage dilution to existing investors. To maintain a competitive compensation program, we also offer cash compensation in the form of base salaries and, other than for our Chief Executive Officer, semi-annual cash bonuses, resulting in total cash compensation for our executive officers that historically has been low relative to companies in our peer group. We do not benchmark to specific percentiles for any element of our compensation program, but instead use the peer group information for general guidance.

During fiscal 2020, our Compensation Committee, with the assistance of its compensation consultant, Semler Brossy, reviewed our executive compensation, including base salaries, bonuses, and equity awards, to help ensure our compensation program continued to align with stockholder interests and provide appropriate rewards and incentives for our executive officers.

Our Compensation-Setting Process

Pursuant to its charter and in accordance with Nasdaq rules, the Compensation Committee is responsible for reviewing, evaluating, and approving the compensation arrangements of our executive officers and for establishing and maintaining our executive compensation policies and practices. Our Compensation Committee seeks input and receives recommendations from members of our executive management team when discussing the performance and compensation of other executive officers, and in assessing the financial and accounting implications of our compensation programs and hiring decisions. The Compensation Committee is authorized to engage its own independent advisors to provide advice on matters related to executive compensation and general compensation programs. For additional information on the Compensation Committee, see “Committees of the Board of Directors—Compensation Committee” elsewhere in this proxy statement.

The initial compensation arrangements with our executive officers, other than our Chief Executive Officer, were the result of arm’s-length negotiations between us and each individual executive officer at the time of his or her hire or appointment. In fiscal 2020, the Compensation Committee and, with respect to our Chief Executive Officer, the independent members of our Board of Directors, considered numerous factors in determining whether to make adjustments to the cash and equity compensation of our executive officers, including our NEOs. The Compensation Committee (and the independent members of our Board of Directors with respect to our Chief Executive Officer) reviewed the performance of our executive officers, taking into consideration financial, operational, customer, strategic, product, and competitive factors, as well as the succession planning objectives for our various executive officer positions. The Compensation Committee also reviewed a study by Semler Brossy regarding the compensation of executives at the companies in our compensation peer group. As noted above, we do not benchmark the compensation levels of our executive officers to specific percentiles of our peer companies, but we do review and consider the peer group information among various other factors in making compensation decisions. Except with respect to our Chief Executive Officer’s compensation, our Chief Executive Officer made recommendations to the Compensation Committee regarding the compensation for our executive officers, which was taken into account by the Compensation Committee in making its decisions regarding executive compensation. Our Chief Executive Officer was not present for the discussions of the independent members of our Board of Directors regarding his performance and compensation. Following deliberation, the Compensation Committee approved the cash compensation to be paid to our NEOs and granted RSU awards to our NEOs, each as described below and in the Summary Compensation Table.

2019 Stockholder Advisory Vote on Executive Compensation

At our Annual Meeting of Stockholders in June 2019, we conducted a stockholder advisory vote on the compensation of our NEOs (commonly known as a “Say-on-Pay” vote). Our stockholders approved the compensation paid to our NEOs for our fiscal year ended January 31, 2019 (“fiscal 2019”) with approximately 98% of the votes cast in favor of our Say-on-Pay proposal.

The Compensation Committee considers the results of the Say-on-Pay vote on our executive compensation program as part of its annual executive compensation review, which generally takes place in the spring. Following our 2019 Annual Meeting of Stockholders, the Compensation Committee reviewed the results of the Say-on-Pay vote and concluded based on the results of such vote and the stockholders’ endorsement of our compensation program that our executive compensation program was operating as anticipated. Consequently, the Compensation Committee did not make any significant changes to our executive compensation program based on its review of the voting results.

Following a stockholder vote in 2015, our Board of Directors adopted a policy providing for annual Say-on-Pay votes. Our Board of Directors values the opinions of our stockholders and the Compensation Committee will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for our NEOs. A vote on the frequency of future Say-on-Pay votes (commonly known as a “Say-on-Frequency” vote) is required every six years, and as such, we currently expect to hold the next Say-on-Frequency vote at our 2021 Annual Meeting of Stockholders.

Role of Management

The role of management is to preliminarily design our executive compensation programs, policies, and governance and make recommendations to the Compensation Committee regarding these matters. In this respect, management reviews the effectiveness of our compensation programs, including competitiveness and alignment with Workday’s objectives. Management also recommends changes to our compensation programs to best ensure achievement of program objectives and reviews and makes recommendations with respect to the adoption and approval of, or amendments to, company-wide incentive compensation plans. Our Chief Executive Officer makes compensation recommendations to the Compensation Committee with respect to base salaries, bonuses, and other awards for our executive officers, including our NEOs other than the Chief Executive Officer.

Role of the Compensation Consultant

The Compensation Committee retained Semler Brossy to advise on our fiscal 2020 executive compensation programs and practices and our executive compensation decisions, given its expertise in the technology industry, especially with other cloud and enterprise software companies. During fiscal 2020, Semler Brossy provided the following services as requested by the Compensation Committee:

•	assisted in the development of the compensation peer group we used to understand market competitive compensation practices;

•

reviewed and assessed our compensation practices and the cash and equity compensation levels of our executive officers (including an equity retention analysis), including our NEOs, and also for members of our Board of Directors;

•

reviewed and assessed our current compensation programs to determine any changes that may need to be implemented in order to remain competitive with the market, as well as conducting an equity burn rate and overhang analysis;

•	reviewed and assessed our current severance and change in control benefits against peer practices; and

•	advised on regulatory developments relating to executive compensation and collaborated on the risk assessment relating to employee compensation.

All other analyses relating to executive compensation for fiscal 2020 were conducted internally by the Compensation Committee, and such analyses included gathering and analyzing relevant data and reviewing and advising on principal aspects of executive compensation. Base salaries, equity awards, and bonuses for our executive officers were among the items reviewed by the Compensation Committee based on market data provided by Semler Brossy.

During fiscal 2020, the Compensation Committee reviewed the fees provided to Semler Brossy relative to Semler Brossy’s revenues, the services provided by Semler Brossy to the Compensation Committee, any relationships between Semler Brossy and its consultants and our executive officers, any stock ownership of Workday by Semler Brossy, and other factors relating to Semler Brossy’s independence, and concluded that Semler Brossy is independent within the meaning of the listing standards of the Nasdaq Stock Market and that its engagement did not present any conflict of interest. The Compensation Committee has retained Semler Brossy to advise on our executive compensation programs and practices for the fiscal year ending January 31, 2021.

Compensation Peer Group

We have historically used two separate peer groups, which we referred to as the primary compensation peer group and the reference companies group; however, in December 2018, the Compensation Committee approved a transition from using two compensation peer groups to using a single compensation peer group for fiscal 2020. The key reasons for making the transition to a single compensation peer group include, among other things, the overlap of companies between the two compensation peer groups that we historically used, as well as the elimination of peer companies from our previous peer groups that were less representative of the talent market in which we compete or whose revenues had grown at a slower rate and therefore were no longer strong comparators from a size perspective. Semler Brossy assisted the Compensation Committee with the development process for this single compensation peer group, which was largely derived from the primary compensation peer group and/or the reference group we disclosed for fiscal 2019 and was generally developed from companies with a focus on applications software, systems software, internet services and infrastructure, media and entertainment, and interactive media and services, with revenues of one-third to three times our trailing twelve months of revenue, and/or market capitalization of between one-third to three times our market capitalization. The peer group was further refined by targeting companies with similar business characteristics, such as those focused on cloud applications or enterprise software, those with a focus on innovation and research and development, and/or those with a strong talent brand. We also generally sought to include companies with revenue growth of greater than or equal to 10% and market capitalization to revenue ratios of greater than or equal to 4.0 where possible.

Our compensation peer group for fiscal 2020 consisted of the following companies:

Activision Blizzard, Inc.	Red Hat, Inc.
Adobe Inc.	salesforce.com, inc.
Arista Networks, Inc.	ServiceNow, Inc.
Autodesk, Inc.	Splunk Inc.
Electronic Arts Inc.	Square, Inc.
Fortinet, Inc.	Tableau Software, Inc.
Intuit Inc.	Twitter, Inc.
Palo Alto Networks, Inc.	The Ultimate Software Group, Inc.
PayPal Holdings, Inc.	VMware, Inc.

In developing our compensation peer group above, the Compensation Committee eliminated Akamai Technologies, Inc. and Symantec Corporation, which were included in the fiscal 2019 primary compensation peer group and fiscal 2019 reference group; athenahealth, Inc., Cadence Design Systems, Inc., and Synopsys, Inc., which were included in the fiscal 2019 primary compensation peer group; and Cerner Corporation, Citrix Systems, Inc., and Netflix, Inc., which were included in the fiscal 2019 reference group, as each of them did not meet one or more of the criteria discussed above or were otherwise no longer considered meaningful comparison points based on geographic scope or business focus and strategy. The Compensation Committee did not add any new companies that were not included in our fiscal 2019 primary compensation peer group or fiscal 2019 reference group.

While the Compensation Committee and our Board of Directors consider the compensation levels of the executives at the companies in our compensation peer group to provide a general understanding of market practices among similar companies, we do not specifically set compensation levels based on the percentile levels reflected by the compensation peer group.

Elements of Our Executive Compensation Program

The key elements of our executive compensation program include base salary, semi-annual cash bonuses (other than for our Chief Executive Officer), equity-based awards, and health and welfare programs. Except with respect to target semi-annual cash bonuses, which typically are expressed as a pre-determined percentage of each participating executive officer’s base salary, we do not use specific formulas or weightings in determining the allocation of the various pay elements. Rather, each executive officer’s compensation has been designed to provide a combination of pay elements that are tied to achievement of our short-term and long-term financial and operational objectives. In particular, we believe our use of RSU awards, which generally vest over four years, promotes a culture of long-term value creation, while cash bonuses payable based upon semi-annual performance drive toward achievement of near-term objectives.

In fiscal 2020, the Compensation Committee conducted its regular annual review of our executive compensation program, including an evaluation of competitive market practices; conducted annual performance reviews for our executive officers;

made adjustments to our executive officers’ base salaries and target annual bonus opportunities; and made annual equity awards. Following deliberation and consideration of the factors discussed below, our Board of Directors and Compensation Committee determined that equity awards should continue to be a significant portion of executive compensation, and that cash compensation (including base salary and bonuses) should remain lower relative to market norms.

Base Salary

We offer base salaries that are intended to provide a stable level of fixed compensation to our executive officers, including our NEOs, for performance of their day-to-day responsibilities. Mr. Bhusri’s base salary has been $65,000 since January 8, 2017, which is tied to the regulatory minimum. Mr. Sauer joined the company in September 2019 and receives an annual base salary of $500,000 in accordance with his offer letter.

Base salaries for our executive officers are reviewed annually to determine whether an adjustment is warranted or required. For fiscal 2020, the Compensation Committee reviewed the base salaries of our NEOs other than Messrs. Bhusri and Sauer, after considering a compensation analysis performed by Semler Brossy, and maintained their annual base salaries at current levels, with the exception of a $40,000 increase in Mr. Bozzini’s base salary and a $10,000 increase in Mr. Dermetzis’ base salary, both of which were made in recognition of increased responsibilities in their respective roles.

The annual base salaries for each of our NEOs during fiscal 2019 and fiscal 2020 are set forth in the table below:

Named Executive Officer	Fiscal 2019 Annual Base Salary		Fiscal 2020 Annual Base Salary		Year-over-Year Change
Aneel Bhusri	$65,000		$65,000		$—
James J. Bozzini	310,000		350,000		40,000
Petros Dermetzis	310,000		320,000		10,000
Luciano G. Fernandez	249,700	GBP	249,700	GBP	—
Richard H. Sauer	—		500,000		N/A
Robynne D. Sisco	350,000		350,000		—

Cash Bonuses

Historically, our Chief Executive Officer has not participated in a cash bonus plan. Our executive officers other than the Chief Executive Officer are eligible to participate in a semi-annual discretionary cash bonus plan available to key employees. The target annual bonus opportunity of each of the participating NEOs is equal to 50% of his or her base salary, other than Mr. Fernandez, whose target bonus is 100% of his base salary due to the critical role he plays in driving sales and revenue as leader of our sales organization. Because of our emphasis on equity-based compensation, annual bonuses are not intended to constitute a material amount of the total compensation for our NEOs. The performance objectives for our executive officers do not have specific financial targets associated with them, and our Compensation Committee has discretion to determine the bonus amounts for each performance period based on their assessment of performance against pre-established goals and leadership contributions. Maximum bonus amounts are capped at 125% of target bonus opportunities. This discretionary approach allows for flexibility and innovation in the rapidly evolving market, which aligns with the key elements of our compensation philosophy.

The NEOs’ performance objectives assessed by our Compensation Committee for payment under the semi-annual discretionary cash bonus plan for fiscal 2020 generally included: 1) performance relative to their individual and organizational goals; 2) contributions to achievement of corporate goals; 3) contributions to achievement of financial goals; and 4) leadership contributions. The Compensation Committee reviewed the performance of the company and the individual NEOs and determined that the performance objectives had been met or exceeded. Therefore, a total of $386,800 in bonuses was paid to the NEOs (other than Messrs. Bhusri and Sauer) for the first half of fiscal 2020, representing approximately 92% of their collective target bonus for the first half of fiscal 2020, and a total of $524,960 in bonuses was paid to the NEOs (other than Mr. Bhusri) for the second half of fiscal 2020, representing approximately 102% of their collective target bonus for the second half of fiscal 2020.

For Mr. Bozzini, factors considered by the Compensation Committee in determining his bonus amounts included his broad leadership as our Chief Operating Officer, as well as his role in our achievement of significant revenue growth and a 97% customer satisfaction rating. For Mr. Dermetzis, factors considered by the Compensation Committee in determining his bonus amounts included his achievement of key product development goals, as well as recognition of his former leadership of our products and technology organization through December 2019. For Mr. Fernandez, factors considered by the Compensation Committee in determining his bonus amounts included his leadership of our global sales organization, as well as his support of numerous successful large enterprise transactions and significant revenue growth. For Mr. Sauer, factors considered by the Compensation Committee in determining his bonus amount included his leadership of our global legal, privacy, and ethics and compliance organization. For Ms. Sisco, factors considered by the Compensation Committee in determining her bonus amounts included her leadership of our global finance organization, strong sales support of Workday financials customers and prospects, and the successful integration of Scout RFP’s systems and processes within Workday.

The bonuses paid to our NEOs for fiscal 2020 are set forth in the table below:

Named Executive Officer	Fiscal 2020 Annual Cash Bonus	% of Target Bonus
Aneel Bhusri	$—	—
James J. Bozzini	170,000	97%
Petros Dermetzis	155,000	98%
Luciano G. Fernandez	320,760	97%
Richard H. Sauer(1)(2)	96,000	97%
Robynne D. Sisco	170,000	97%

(1)	Mr. Sauer’s fiscal 2020 cash bonus was prorated over the performance period beginning on his start date through our fiscal year-end date of January 31, 2020.
(2)

In addition to the fiscal 2020 cash bonus disclosed here, to induce Mr. Sauer, our new Executive Vice President, General Counsel, and Corporate Secretary, to join us, he received a one-time hiring bonus of $250,000, subject to repayment in full if he resigned from his employment within six months of his start date of September 9, 2019, and subject to prorated repayment if he resigns from his employment after six months but before one year of such start date.

Equity-Based Awards

The majority of the target total direct compensation of our executive officers, including our NEOs, is provided through equity awards. By having a significant percentage of our executive officers’ target total direct compensation payable in the form of equity that vests over a number of years and, thus, subject to higher risk and longer vesting than cash compensation, our executive officers are motivated to take actions that will benefit Workday and its stockholders over the long term.

We make annual equity grants to our executive officers in order to align their interests with those of our stockholders and ensure appropriate incentives are in place to promote a focus on our long-term strategic and financial objectives. The sizes of these awards are not determined based on a specific formula, but rather through the exercise of the Compensation Committee’s judgment after considering the individual performance of each of the executive officers, including financial, operational, customer, strategic, product and competitive factors, the recommendations of our Chief Executive Officer (except with respect to his awards), the appropriate level of compensation for the position given the scope of responsibility, the need to hire or retain an individual in a particular position, the current unvested equity held by such individuals and related vesting schedules, the level of each executive officer’s total target cash compensation (base salary plus target cash bonus opportunity), and the perceived retentive value of the proposed awards. For the Chief Executive Officer, executive leadership factors are also considered. In addition, the Compensation Committee reviews and considers the equity awards granted to the executives at the companies in our compensation peer group, although it does not specifically benchmark to specific percentiles against those companies. Based on its review, the Compensation Committee agreed that the fiscal 2020 equity grants described below, together with existing equity awards, appropriately incentivized our executives and satisfied our retention goals for the near-term future, as well as motivated our executives to take actions in support of longer-term stockholder interests.

As noted above, our equity awards generally take the form of time-based RSU awards with a four-year vesting schedule. The number of RSUs awarded to each NEO is determined by dividing the value of RSUs approved by the Compensation Committee for each NEO by the trailing 20-day simple moving average stock price of Workday’s Class A common stock, calculated using the 20 trading days prior to the date of grant. The Compensation Committee believes that these RSU awards serve as an effective retention tool for our executive officers, because unvested awards are generally forfeited if an executive officer voluntarily leaves us before the awards have vested. Additionally, the Compensation Committee believes that time-based RSU awards encourage completion of our long-term objectives.

The RSU awards granted to our NEOs in fiscal 2020 were as follows:

Named Executive Officer	Number of Shares Subject to RSU Award(1)	Grant Date Fair Value of RSU Award(2)
Aneel Bhusri	52,204	$9,885,871
James J. Bozzini	46,984	8,897,360
Petros Dermetzis	41,763	7,908,659
Luciano G. Fernandez	52,204	9,885,871
Richard H. Sauer	40,469	7,323,270
Robynne D. Sisco	46,984	8,897,360

(1)

The RSU awards for our NEOs other than Mr. Sauer are subject to vesting based on continued service over four years, with one-fourth of such awards vesting one year from April 15, 2019, after which the awards vest in equal installments over the next 12 quarters. Mr. Sauer’s RSU award is subject to vesting based on continued service over four years, with one-fourth of such awards vesting one year from October 15, 2019, after which the award vests in equal installments over the next 12 quarters.

(2)

The amounts reported are computed in accordance with ASC Topic 718 based on the closing price of our Class A common stock on the date of grant. These amounts do not reflect the actual economic value that may ultimately be realized by the NEOs.

Benefits Programs

Our employee benefit programs, which include our 401(k) plan, employee stock purchase plan, and health and welfare programs, such as health savings accounts and flexible spending arrangements, are designed to provide a competitive level of benefits to our employees generally, including our executive officers and their families. We adjust our employee benefit programs as needed based upon regular monitoring of applicable laws and practices and the competitive market. Other than Mr. Fernandez, our executive officers are eligible to participate in the same employee benefit plans and programs, and on the same terms and conditions, as all other U.S. full-time employees. Mr. Fernandez is eligible to participate in the same employee benefit plans and programs, and on the same terms and conditions, as all other full-time employees based in the United Kingdom.

Perquisites and Other Personal Benefits

We do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, with the exception of certain benefits provided to Messrs. Bhusri and Fernandez, we do not generally provide perquisites to our executive officers.

The personal safety and security of our employees is of the utmost importance to Workday and our stockholders. In fiscal 2020, in response to specific threats and incidents related to the safety of Mr. Bhusri, the Compensation Committee established an executive security policy and approved the implementation of security measures to help address safety concerns to Mr. Bhusri. In March 2020, based on an independent study prepared by an outside security consultant that analyzed security risks to Mr. Bhusri, the Compensation Committee approved a comprehensive security plan for Mr. Bhusri. Pursuant to this comprehensive security plan, we pay for the annual costs of security personnel at his primary residence, for secure ground transportation arrangements, and for personal security during business-related and personal travel. Although we consider these security measures provided to Mr. Bhusri to be a reasonable, necessary and appropriate business expense, because they may be viewed as conveying a personal benefit to him, we have reported the aggregate incremental cost of these services in the “Other” column of the Summary Compensation Table below. The Compensation Committee will periodically review the nature and cost of this program in relation to Mr. Bhusri’s security risk profile.

For Mr. Fernandez, we provide certain perquisites and expat benefits in connection with his international assignment. These include, among other things, a car allowance, a housing allowance, and payments in lieu of pension benefits, which are reported and further described in our Summary Compensation Table below.

In the future, we may provide perquisites or other personal benefits to our NEOs in limited and targeted circumstances, such as when we believe it is appropriate and beneficial to the company’s business to assist an individual executive in the performance of his or her duties, to make our executive team more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits for executives will be subject to review and approval by the Compensation Committee.

Post-Employment Compensation

We have a change in control policy applicable to our executive officers and certain other employees which provides for severance payments and benefits in the event of a qualifying termination of employment following a change in control of Workday. The Compensation Committee determined that the change in control policy is both competitively reasonable and necessary to recruit and retain key executives. We also believe that entering into these arrangements will help these executive officers maintain continued focus and dedication to their responsibilities to help maximize stockholder value if there is a potential transaction that could involve a change in control of the company. Additionally, Mr. Fernandez is entitled to receive certain statutory severance amounts as required by local law if his employment is terminated other than in connection with a change in control and other than for “fair cause” or due to his voluntary resignation. Mr. Sauer may also be eligible for certain payments and benefits upon the termination of his employment under specified circumstances pursuant to his employment offer letter with us, which terms were negotiated to induce him to join Workday. The material terms of post-employment payments to our NEOs are set forth under “Employment Arrangements and Indemnification Agreements” below. We do not provide for single trigger acceleration following a change in control and do not provide tax gross-ups for “excess parachute payments.”

Other Compensation Policies

Executive Officer Recoupment Policy

The Compensation Committee has adopted a policy that provides for the recovery of all or any portion of an executive officer’s incentive-based compensation in the event that we restate our financial results as a result of fraud by such executive officer, and the compensation earned by the executive officer was based on achieving financial results in excess of what could have been earned by the executive officer based on the restated financial results, in all cases as determined by the Board of Directors. The recovery period extends up to three years prior to the date of the restatement, for periods after the effective date of the policy.

Equity Awards Grant Policy

The Compensation Committee has adopted a policy governing equity awards that are granted to our executive officers and employees and members of our Board of Directors. This policy provides that equity awards will be granted either by our Board of Directors or the Compensation Committee at a meeting or by unanimous written consent, subject to equity award guidelines adopted by our Board of Directors, and provides that the Chief Executive Officer, Chairman of the Board, either Co-President or Chief Financial Officer may make awards to non-executive employees within prescribed limits. Generally, new hire awards will be effective on the 15th day of the month following commencement of employment, while promotion and discretionary awards for our executive officers will be effective on the 15th day of March, June, September, or December and on the 15th day of any month for non-executive employees. Refresh awards made in connection with Workday’s annual review cycle will be effective on a date occurring in March, April, or May that is designated by the Board of Directors or the Compensation Committee prior to the end of the immediately preceding calendar year, in each case unless otherwise approved by our Board of Directors or the Compensation Committee. The exercise price of all stock options and SARs must be equal to or greater than the fair market value of our common stock, as defined in the 2012 Equity Incentive Plan, on the date of grant.

Derivatives Trading and Anti-Hedging Policy

Our Policy on Trading in Securities, which applies to our employees, including our executive officers and members of our Board of Directors, prohibits the trading of derivatives, including options, warrants, puts, calls, or other similar derivative instruments relating to our securities; the hedging of our equity securities, including the participation in exchange funds or “swap funds”; and the selling of Workday securities “short”.

Policy regarding 10b5-1 Plans for Directors and Executive Officers

Generally, our Policy on Trading in Securities requires our executive officers and members of our Board of Directors to adopt plans in accordance with Exchange Act Rule 10b5-1 for trades of Workday securities which they beneficially own and provides that such individuals may not trade in our equity securities during “blackout” periods.

Stock Ownership Guidelines

We maintain Stock Ownership Guidelines that require our Chief Executive Officer to own and hold shares of our stock with a value that is at least equal to the greater of five times his annual base salary or $600,000, our other executive officers to own and hold shares of our stock with a value equal to or greater than three times their annual base salaries, and members of our

Board of Directors to own and hold shares of our stock with a value equal to or greater than $600,000. This ownership requirement may be satisfied by ownership of shares of either our Class A or Class B common stock, vested RSUs, and any other shares of our equity securities held by affiliates or family members in which the individual holds a beneficial interest.

Compensation Policies and Practices as they Relate to Risk Management

The Compensation Committee has reviewed our executive and employee compensation programs and does not believe that our compensation policies and practices encourage undue or inappropriate risk taking or create risks that are reasonably likely to have a material adverse effect on us. The reasons for the Compensation Committee’s determination include the following:

•

We structure our compensation program to consist of both fixed and variable components. The fixed (or base salary) component of our compensation programs is designed to provide income independent of our stock price performance so that employees will not focus exclusively on stock price performance to the detriment of other important business metrics. The variable (cash bonus and equity) components of our compensation programs are designed to reward both short-term and long-term company performance, which we believe discourages employees from taking actions that focus only on our short-term success and helps align our employees with our stockholders and on our longer-term success. Our RSUs have time-based vesting, generally over a period of four years.

•

We maintain internal controls over the measurement and calculation of financial information, which are designed to prevent this information from being manipulated by any employee, including our executive officers.

•

While we do not cap the cash incentive award for our sales incentive plan to provide maximum incentive for our sales force to meet and exceed their revenue objectives, we do maintain internal controls over the determination of sales incentive awards which we believe help prevent problematic behaviors.

•	Employees of Workday are required to comply with our Code of Conduct, which covers, among other things, accuracy in keeping financial and business records.

•

The Compensation Committee approves the employee annual and new hire equity award guidelines as well as the overall annual equity pool. Any recommended equity awards outside these guidelines require approval by the Compensation Committee. We believe that this helps ensure we grant equity compensation appropriately and in a sustainable manner.

•	A significant portion of the compensation paid to our executive officers and the members of our Board of Directors is in the form of RSUs, to align their interests with the interests of stockholders.

•

We maintain Stock Ownership Guidelines for our executive officers and the members of the Board of Directors to ensure that they retain specified levels of equity in Workday to align their interests with the interests of stockholders.

•

As part of our Policy on Trading in Securities, we prohibit hedging transactions involving our securities so that our executive officers and other employees cannot insulate themselves from the effects of poor stock price performance.

•

Our Board of Directors has adopted an Executive Officer Recoupment Policy providing that it may require reimbursement or forfeiture of all or a portion of any incentive compensation that was paid to an executive officer based on financial results if a restatement of those results is required and it determines that fraud on the part of the executive officer contributed to the need for the restatement.

Tax and Accounting Considerations

Limitation on Deductibility of Executive Compensation

We do not require executive compensation to be tax deductible to Workday, but instead balance the cost and benefits of tax deductibility to correspond with our executive compensation goals. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to a publicly held corporation for compensation in excess of $1,000,000 paid in any taxable year to certain of its executive officers.

Recent tax reform changes have limited or eliminated certain exemptions to the Section 162(m) deductibility limit which were previously available for “qualified performance-based compensation,” including stock option grants. As a result, any compensation paid to certain of our executive officers in excess of $1,000,000 will be non-deductible unless such compensation was previously exempt and is payable pursuant to a binding arrangement in effect on November 2, 2017. We believe it is likely that any compensation expense incurred upon the exercise of stock options granted prior to November 2, 2017, as well as upon the vesting of time-based RSUs granted prior to April 1, 2015 will, pursuant to applicable transition rules, continue to be deductible in future years. However, because the tax reform changes are complex and in part, unsettled, deductibility is not certain. All other compensation paid to such executive officers in excess of $1,000,000, including cash compensation and future grants of equity awards will likely be non-deductible in future years.

We expect that the Compensation Committee will continue to seek to balance the cost and benefit of tax deductibility with our executive compensation goals designed to promote stockholder interests, retaining discretion to approve compensation that is non-deductible when it believes that such payments are appropriate to attract and retain executive talent. As a result, we expect that a significant portion of future cash and equity payments to our executive officers may not be tax deductible under Section 162(m).

No Tax Reimbursement of Parachute Payments and Deferred Compensation

We did not provide any executive officer, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Code during fiscal 2020, and we have not agreed and are not otherwise obligated to provide any NEO with such a “gross-up” or other such reimbursement.

Accounting Treatment

We account for share-based compensation in accordance with the authoritative guidance set forth in ASC Topic 718, which requires companies to measure and recognize compensation expense for share-based awards issued to employees and non-employees, including RSUs, performance-based restricted stock units (“PRSUs”), stock options, and purchases under the 2012 Employee Stock Purchase Plan (“ESPP”). Compensation expense is generally recognized over the period during which the award recipient is required to perform service in exchange for the award. For RSUs and PRSUs, fair value is based on the closing price of our common stock on the grant date. For stock options and shares issued under the ESPP, fair value is estimated using the Black-Scholes option-pricing model. This calculation is performed for accounting purposes and reported in the compensation tables below.

Compensation Committee Report

This report of the Compensation Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act, or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in Workday’s Annual Report on Form 10-K for fiscal 2020 and included in this proxy statement.

Submitted by the Compensation Committee of our Board of Directors:

George J. Still, Jr. (Chair)

Carl M. Eschenbach

Jerry Yang

SUMMARY COMPENSATION TABLE

The following table provides information concerning all plan and non-plan compensation earned by each of our NEOs during the fiscal years ended January 31, 2020, 2019, and 2018.

Name and Principal Position	Year	Salary		Bonus(1)		Stock Awards(2)	All Other Compensation(3)	Total
Aneel Bhusri	2020	$65,250		$—		$9,885,871	$598,900	$10,550,021
Chief Executive Officer	2019	65,250		—		9,759,805	1,950	9,827,005
	2018	65,250		—		9,070,098	9,771	9,145,119
James J. Bozzini	2020	341,654		170,000		8,897,360	8,896	9,417,910
Chief Operating Officer	2019	296,654		177,000		6,343,873	13,388	6,830,915
	2018	238,846		142,000		5,542,847	20,252	5,943,945
Petros Dermetzis	2020	318,808		155,000		7,908,659	29,515	8,411,982
Former Chief Products Officer(4)	2019	296,654		177,000		8,295,834	12,388	8,781,876
Luciano G. Fernandez	2020	329,604	(5)	320,760	(5)	9,885,871	347,673	10,883,908
Co-President	2019	296,402	(5)	373,460	(5)	9,271,814	437,012	10,378,688
Richard H. Sauer	2020	201,923		346,000	(6)	7,323,270	35,661	7,906,854
Executive Vice President, General Counsel, and Corporate Secretary
Robynne D. Sisco	2020	351,346		170,000		8,897,360	45,479	9,464,185
Co-President and Chief Financial Officer	2019	339,231		200,000		8,295,834	38,839	8,873,904
	2018	295,769		171,000		4,535,049	30,808	5,032,626

(1)

For all NEOs, reported amounts reflect payment of bonuses pursuant to the discretionary cash bonus program, with the exception of Mr. Sauer, whose amount also includes a one-time signing bonus, as described in footnote 6 to this table below.

(2)

The amounts reported are computed in accordance with ASC Topic 718 based on the closing price of our Class A common stock on the date of grant. These amounts do not reflect the actual economic value that may ultimately be realized by the NEOs.

(3)	Amounts shown in this column are valued on the basis of actual costs to Workday and are detailed in the chart below for fiscal 2020:

Name	Company Funded 401(k) Match	Executive Attendance at Company Events	Guest Attendance at Company Events	Income Tax Gross-Up(i)	Company Charitable Contribution Match	Other
Aneel Bhusri	$2,025	$—	$—	$—	$—	$596,875(ii)
James J. Bozzini	8,896	—	—	—	—	—
Petros Dermetzis	8,792	6,780	3,378	9,890	75	600(iii)
Luciano G. Fernandez	—	16,657	4,317	—	—	326,699(iv)
Richard H. Sauer	1,731	—	—	—	250	33,680(v)
Robynne D. Sisco	8,737	12,652	—	12,441	1,000	10,649(vi)

(i)	This amount represents income tax gross-up paid in respect of attendance at a company sponsored event.
(ii)

This amount represents the aggregate incremental costs paid by Workday for certain security arrangements provided for Mr. Bhusri in addition to security arrangements provided while at work or on business travel. We view these security services as a necessary and appropriate business expense but have reported aggregate incremental costs to us of the arrangements because they may be viewed as conveying a personal benefit to him.

(iii)	This amount represents a gym membership reimbursement.
(iv)

This amount represents: a sales commission paid to Mr. Fernandez in the amount of $1,240; a car allowance paid to Mr. Fernandez in the amount of $17,556; a payment made in lieu of pension benefits to Mr. Fernandez in the amount of $79,105; a housing allowance for Mr. Fernandez paid to a corporate housing agency in the amount of $188,516; and tuition payments made to educational institutions for Mr. Fernandez’s children in the amount of $40,282. The exchange rate used to convert these amounts from British pounds into U.S. dollars was 1.32, which was the daily spot rate as of January 31, 2020.

(v)	This amount represents relocation expenses incurred in connection with Mr. Sauer’s onboarding.
(vi)	This amount represents tax equalization benefits in connection with Ms. Sisco’s service in the EMEA region.

(4)	Mr. Dermetzis transitioned out of his role as our Chief Products Officer on December 22, 2019, and now serves as our Executive Vice President, Emerging Technology.
(5)

Mr. Fernandez’s salary and bonus are paid in British pounds. For fiscal year 2020, the exchange rate used to convert these amounts into U.S. dollars was 1.32, which was the daily spot rate as of January 31, 2020, and for fiscal 2019, the exchange rate used to convert these amounts into U.S. dollars was 1.31, which was the daily spot rate as of January 31, 2019.

(6)	This amount represents a one-time signing bonus of $250,000 and a prorated fiscal 2020 cash bonus of $96,000 paid to Mr. Sauer.

Grants of Plan-Based Awards in Fiscal 2020

The following table provides information regarding grants of incentive plan-based awards made to each of our NEOs during fiscal 2020 under our 2012 Equity Incentive Plan.

Name	Grant Date	Equity Grants
		All Other Stock Awards: Number of Shares of Stock or Units(1)	Grant Date Fair Value of Stock and OptionAwards(2)
Aneel Bhusri	04/22/2019	52,204	$9,885,871
James J. Bozzini	04/22/2019	46,984	8,897,360
Petros Dermetzis	04/22/2019	41,763	7,908,659
Luciano G. Fernandez	04/22/2019	52,204	9,885,871
Richard H. Sauer	10/15/2019	40,469	7,323,270
Robynne D. Sisco	04/22/2019	46,984	8,897,360

(1)

These awards are subject to vesting based on continued service over four years, with one-fourth of such awards vesting on April 15, 2020, for all NEOs other than Mr. Sauer, whose award vests as to one-fourth of the award one year from October 15, 2019, and the balance vesting in equal installments over the next 12 quarters.

(2)

The amounts reported are computed in accordance with ASC Topic 718 based on the closing price of our Class A common stock on the date of grant. These amounts do not reflect the actual economic value that may ultimately be realized by the NEOs.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding unexercised stock options and RSU awards held by our NEOs as of January 31, 2020.

		OPTION AWARDS			RSU AWARDS
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable(1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)
Aneel Bhusri	04/22/2019	—	$—	—	52,204	$9,638,425
	04/15/2018	—	—	—	44,022	8,127,782
	04/14/2017	—	—	—	33,905	6,259,880
	04/15/2016	—	—	—	1,409	260,144
	11/04/2010	653,356	1.30	11/03/2020	—	—
James J. Bozzini	04/22/2019	—	—	—	46,984	8,674,656
	04/15/2018	—	—	—	28,614	5,283,003
	04/14/2017	—	—	—	20,720	3,825,534
	04/15/2016	—	—	—	2,906	536,535
	05/04/2012	43,750	7.05	05/03/2022	—	—
	02/18/2011	5,750	2.30	02/17/2021	—	—
Petros Dermetzis	04/22/2019	—	—	—	41,763	7,710,703
	04/15/2018	—	—	—	37,419	6,908,670
	04/14/2017	—	—	—	16,953	3,130,032
	04/15/2016	—	—	—	5,812	1,073,070
	05/04/2012	40,000	7.05	05/03/2022	—	—
	02/18/2011	25,000	2.30	02/17/2021	—	—
Luciano G. Fernandez	04/22/2019	—	—	—	52,204	9,638,425
	04/15/2018	—	—	—	41,821	7,721,411
	09/15/2017	—	—	—	20,653	3,813,163
	03/16/2017	—	—	—	21,969	4,056,136
	04/15/2016	—	—	—	2,276	420,218
Richard H. Sauer	10/15/2019	—	—	—	40,469	7,471,791
Robynne D. Sisco	04/22/2019	—	—	—	46,984	8,674,656
	04/15/2018	—	—	—	37,419	6,908,670
	04/14/2017	—	—	—	16,953	3,130,032
	04/15/2016	—	—	—	2,689	469,470

(1)	All options are fully vested.
(2)

Each RSU award vested or will vest as to one-fourth of the underlying shares on or around the one-year anniversary of grant and then quarterly thereafter, subject to continued service with Workday on the applicable vesting dates, with the exception of RSU awards held by Mr. Dermetzis who took a personal leave of absence from June 1, 2016 to August 31, 2016, during which time his vesting schedule for then-outstanding awards was suspended until his return from leave.

(3)

The market value of unvested RSUs is calculated by multiplying the number of unvested shares held by the applicable NEO by the closing price of our Class A common stock on January 31, 2020, the last trading day of our fiscal year, which was $184.63.

Option Exercises and Stock Vested in Fiscal 2020

The following table summarizes the value realized by our NEOs on option awards exercised and stock vested during fiscal 2020.

	Option Awards		RSU Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Aneel Bhusri	1,200,000	$211,224,420	73,533	$14,330,474
James J. Bozzini	—	—	53,359	10,395,243
Petros Dermetzis	—	—	60,098	11,611,408
Luciano G. Fernandez	—	—	72,210	13,654,159
Richard H. Sauer	—	—	—	—
Robynne D. Sisco	40,000	7,443,659	54,517	10,621,898

(1)

The value realized on exercise is calculated by multiplying the number of underlying shares at exercise by the difference between the fair market value of our Class A common stock on the date of exercise and the exercise price of the applicable option.

(2)	The value realized on vesting is calculated by multiplying the number of underlying shares at vest by the fair market value of our Class A common stock on the applicable vesting dates.

401(k) Plan

We maintain a tax-qualified 401(k) retirement plan for all employees who satisfy certain eligibility requirements. Under our 401(k) plan, employees may elect to defer up to 75% of their eligible compensation subject to applicable annual limits set pursuant to the Code. We intend for the 401(k) plan to qualify, depending on the employee’s election, under Code Section 401 so that contributions by employees to the 401(k) plan, and income earned on those contributions, are not taxable to employees until withdrawn from the 401(k) plan, or under Code Section 402A so that contributions by employees to the 401(k) plan are taxable as income, but qualifying withdrawals and income earned on those contributions are not taxable to employees. We provide a company match for all eligible employees and currently match 50% of the first 6% of eligible compensation contributed by the employee.

Pension Benefits

We do not offer any defined benefit pension plans.

Nonqualified Deferred Compensation

We do not offer any nonqualified deferred compensation plans.

CEO Pay Ratio Disclosure

The ratio of our Chief Executive Officer’s total annual compensation to that of our median employee’s total annual compensation for fiscal 2020 is 53:1. We believe this ratio is a reasonable estimate, calculated in a manner consistent with SEC rules, based on our payroll and employment records and the methodology described below. As disclosed in the Summary Compensation Table above, the total annual compensation of our Chief Executive Officer for fiscal 2020 was $10,550,021, and the total annual compensation of our median employee for fiscal 2020 was $198,576.

We determined a new median employee for fiscal 2020 because our acquisition of Adaptive Insights (with approximately 550 employees) that closed in August 2018 represented a change to our employee population that we believed could result in a significant change to our CEO pay ratio results. As permitted by SEC rules, we excluded these Adaptive Insights employees from our fiscal 2019 CEO pay ratio analysis, the year in which the acquisition occurred. The methodology we used to determine the median employee for fiscal 2020 is described below and is substantially the same methodology that we previously used to determine the median employee.

Calculation Methodology

Our compensation philosophy for our general employee population mirrors that of our executive officers, with equity being a large component of compensation for most employees. Our determination of which employee was the median employee, therefore, was based on compensation data for all employees other than the CEO and certain other employees permissibly excluded under the de minimis exception described below as of November 1, 2019 (the “determination date”), that included the following elements for the 12-month period preceding the determination date:

•	base pay, which included all regular wages, overtime, paid time off, pay related to leaves of absences and leave payout, on call premiums, and allowances;

•	actual cash bonus compensation paid;

•	actual commissions paid; and

•	the grant date fair value of equity awards granted.

Our employee population as of our determination date consisted of 11,298 individuals in the United States and in our international locations (including our consolidated subsidiaries) who were employed by us on a full-time, part-time, or seasonal basis, including employees on a leave of absence, with the exception of 578 employees from the following jurisdictions, which were excluded under the de minimis exception. Contractors and other non-employees were not included in our employee population. Given the even number of employees included in our population, we had two median employees from which we selected the employee with the lower total annual compensation to compute the pay ratio.

Excluded Jurisdiction	Approximate Number of Employees
Austria	≤10
Belgium	≤10
Czech Republic	26-50
Denmark	≤10
Finland	1-25
Greece	≤10
Hong Kong	26-50
India	≤10
Italy	11-25
Japan	51-75
Korea, Republic of	26-50
Malaysia	≤10
Netherlands	51-75
New Zealand	101-125
Norway	≤10
Poland	51-75
South Africa	11-25
Spain	26-50
Sweden	26-50
Switzerland	11-25
Thailand	≤10

We annualized the base pay for any permanent employees who were hired during the 12-month period preceding the determination date. For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using foreign exchange rates in effect as of October 31, 2019. We did not make any cost-of-living adjustments for employees outside of the United States. We calculated the total compensation of our median employee for purposes of computing the ratio using the same criteria that were used for determining the total annual compensation of our CEO.

In selecting the median employee, reporting companies are permitted to use reasonable estimates, assumptions, and methodologies based on their own facts and circumstances. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different estimates, assumptions, and methodologies in calculating their own pay ratios.

EQUITY COMPENSATION PLAN INFORMATION

Securities Authorized for Issuance Under Equity Compensation Plans

The following table includes information as of January 31, 2020, for equity compensation plans:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights		(b) Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	15,315,534	(2)	$11.78	75,912,906(3)
Equity compensation plans not approved by security holders	653,356	(4)	1.30	—

(1)	The weighted-average exercise price does not reflect the shares that will be issued in connection with the settlement of RSUs, since RSUs have no exercise price.
(2)	Included in this amount are 625,081 stock options and 10,282 RSUs that were previously issued under the 2013 Adaptive Insights Equity Incentive Plan and subsequently assumed by Workday.
(3)	Included in this amount are 5,386,943 shares available for future issuance under the 2012 Employee Stock Purchase Plan.
(4)	These securities are fully vested pre-IPO stock options held by Mr. Bhusri, our Chief Executive Officer.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 31, 2020, certain information regarding beneficial ownership of our common stock (a) by each person known by us to be the beneficial owner of more than five percent of the outstanding shares of Class A common stock or Class B common stock, (b) by each director and nominee for director, (c) by the NEOs (as defined in “Executive Compensation” above), and (d) by all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Class A common stock or Class B common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 172,024,042 shares of Class A common stock and 61,223,694 shares of Class B common stock outstanding at March 31, 2020. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options held by that person or entity that are currently exercisable or that will become exercisable, and RSUs that will become vested and settleable, within 60 days of March 31, 2020. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Workday, Inc., 6110 Stoneridge Mall Road, Pleasanton, California 94588.

	Shares Beneficially Owned				% of Total Voting Power(1)
	Class A		Class B
Name of Beneficial Owner	Shares	%	Shares	%
Named Executive Officers and Directors
David A. Duffield(2)	337,345	*	59,833,044	97%	76%
Aneel Bhusri(3)	263,266	*	59,833,044	97%	76%
James J. Bozzini(4)	258,589	*	49,500	*	*
Petros Dermetzis(5)	108,960	*	40,000	*	*
Luciano G. Fernandez(6)	25,428	*	—	*	*
Richard H. Sauer	—	*	—	*	*
Robynne D. Sisco(7)	35,387	*	—	*	*
Michael C. Bush(8)	195	*	—	*	*
Ann-Marie Campbell(9)	2,882	*	—	*	*
Christa Davies(10)	92,980	*	165,000	*	*
Carl M. Eschenbach(11)	9,921	*	—	*	*
Michael M. McNamara(12)	5,900	*	180,000	*	*
Michael A. Stankey(13)	158,753	*	—	*	*
George J. Still, Jr. (14)	42,634	*	240,784	*	*
Lee J. Styslinger III(15)	36,201	*	—	*	*
Jerry Yang(16)	86,028	*	—	*	*

Current Executive Officers and Directors as a Group (15 persons) (17)	1,355,509	1%	60,468,328	99%	77%

5% Stockholders
FMR, LLC and affiliates(18)	12,211,165	7%	—	—	2%
Morgan Stanley(19)	8,629,730	5%	—	—	1%
T. Rowe Price Associates, Inc. and affiliates(20)	22,584,772	13%	—	—	3%
The Vanguard Group, Inc. and affiliates(21)	9,975,158	6%	—	—	1%

*	Less than 1%
(1)

Percentage of total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. The holders of our Class B common stock are entitled to 10 votes per share, and holders of our Class A common stock are entitled to one vote per share.

(2)

Includes (i) 98,692 shares of Class A common stock held by Mr. Duffield, (ii) 2,403 RSUs held directly by Mr. Duffield which vest within 60 days of March 31, 2020 and will be settled in shares of Class A common stock, (iii) 236,250 shares of Class A common stock held by the Dave and Cheryl Duffield Foundation in which Mr. Duffield and his wife have joint voting and dispositive power, (iv) 51,348,245 shares of Class B common stock held by The David A. Duffield Trust (the “Duffield Trust”), and (v) 8,484,799 shares of Class B common stock subject to a voting agreement entered into by Messrs. Duffield and Bhusri. Mr. Duffield has sole voting and dispositive power with regard to the shares held by the Duffield Trust.

(3)

Includes (i) 237,133 shares of Class A common stock held directly by Mr. Bhusri, (ii) 26,133 RSUs held directly by Mr. Bhusri which vest within 60 days of March 31, 2020 and will be settled in shares of Class A common stock, (iii) 8,126,443 shares of Class B common stock held directly by Mr. Bhusri, (iv) 353,356 shares of Class B common stock issuable to Mr. Bhusri pursuant to options exercisable within 60 days of March 31, 2020, (v) 5,000 shares of Class B common stock held by Mr. Bhusri’s minor child, and (vi) 51,348,245 shares of Class B common stock subject to a voting agreement entered into by Messrs. Duffield and Bhusri. Mr. Bhusri has voting and dispositive power with regard to the shares held by his minor child.

(4)

Includes (i) 104,148 shares of Class A common stock held directly by Mr. Bozzini, (ii) 21,975 RSUs held directly by Mr. Bozzini which vest within 60 days of March 31, 2020 and will be settled in shares of Class A common stock, (iii) 74,235 shares of Class A common stock held by the Bozzini Revocable Trust, (iv) 25,000 shares of Class A common stock held by the James Bozzini and Tuyen Bozzini Charitable Remainder Unitrust, (v) 11,077 shares of Class A common stock held by the Bozzini Irrevocable Trust for the benefit of a minor child, (vi) 11,077 shares of Class A common stock held by the Bozzini Irrevocable Trust for the benefit of a child, (vii) 11,077 shares of Class A common stock held by the Bozzini Irrevocable Trust for the benefit of a child, and (viii) 49,500 shares of Class B common stock issuable to Mr. Bozzini pursuant to options exercisable within 60 days of March 31, 2020. Mr. Bozzini and his wife both have sole voting and dispositive power with regard to the shares held by the Bozzini Irrevocable Trusts.

(5)

Includes (i) 44,169 shares of Class A common stock held directly by Mr. Dermetzis, (ii) 20,895 RSUs held directly by Mr. Dermetzis which vest within 60 days of March 31, 2020 and will be settled in shares of Class A common stock, (iii) 43,896 shares of Class A common stock held in a joint revocable trust dated October 15, 1999 in which Mr. Dermetzis and his wife both have voting and dispositive power, and (iv) 65,000 shares of Class B common stock issuable to Mr. Dermetzis pursuant to options exercisable within 60 days of March 31, 2020.

(6)

Includes (i) 5,454 shares of Class A common stock held directly by Mr. Fernandez and (ii) 19,974 RSUs held directly by Mr. Fernandez which vest within 60 days of March 31, 2020 and will be settled in shares of Class A common stock.

(7)

Includes (i) 13,403 shares of Class A common stock held directly by Ms. Sisco and (ii) 21,984 RSUs held directly by Ms. Sisco which vest within 60 days of March 31, 2020 and will be settled in shares of Class A common stock.

(8)

Includes (i) 175 shares of Class A common stock held by Mr. Bush’s wife and (ii) 20 shares of Class A common stock held by Mr. Bush’s child. Mr. Bush has voting and dispositive power with regard to the shares held by his wife and disclaims beneficial ownership with regard to the shares held by his child.

(9)	Includes 2,882 RSUs held directly by Ms. Campbell which vest within 60 day of March 31, 2020 and will be settled in shares of Class A common stock.
(10)

Includes (i) 91,039 shares of Class A common stock held directly by Ms. Davies, (ii) 1,941 RSUs held directly by Ms. Davies which will vest within 60 days of March 31, 2020 and will be settled in shares of Class A common stock, and (iii) 165,000 shares of Class B common stock issuable to Ms. Davies pursuant to options exercisable within 60 days of March 31, 2020.

(11)

Includes (i) 537 shares of Class A common stock held directly by Mr. Eschenbach, (ii) 2,235 RSUs held directly by Mr. Eschenbach which vest within 60 days of March 31, 2020 and will be settled in shares of Class A common stock, and (iii) 7,149 shares of Class A Common Stock held by the Eschenbach Family Trust dtd 4/15/2014. Mr. Eschenbach and his wife both have sole voting and dispositive power with regard to the shares held by the Eschenbach Family Trust dtd 4/15/2014.

(12)

Includes (i) 4,020 shares of Class A common stock held directly by Mr. McNamara, (ii) 1,880 RSUs held directly by Mr. McNamara which will vest within 60 days of March 31, 2020 and will be settled in shares of Class A common stock, and (iii) 180,000 shares of Class B common stock issuable to Mr. McNamara pursuant to options exercisable within 60 days of March 31, 2020.

(13)

Includes (i) 156,143 shares of Class A common stock held directly by Mr. Stankey and (ii) 2,610 RSUs held directly by Mr. Stankey which vest within 60 days of March 31, 2020 and will be settled in shares of Class A common stock.

(14)

Includes (i) 25,450 shares of Class A common stock held directly by Mr. Still, (ii) 2,184 RSUs held directly by Mr. Still which will vest within 60 days of March 31, 2020 and will be settled in shares of Class A common stock, (iii) 15,000 shares of Class A common stock held by the Still Family Trust, (iv) 120,784 shares of Class B common stock held by Still Family Partners, and (v) 120,000 shares of Class B common stock issuable to Mr. Still pursuant to options exercisable within 60 days of March 31, 2020. Mr. Still has voting and dispositive power with regard to the shares held by Still Family Partners and the Still Family Trust.

(15)

Includes (i) 24,563 shares of Class A common stock held directly by Mr. Styslinger, (ii) 1,638 RSUs held directly by Mr. Styslinger which will vest within 60 days of March 31, 2020 and will be settled in shares of Class A common stock, and (iii) 10,000 share of Class A common stock held by an LLC which Mr. Styslinger wholly-owns.

(16)

Includes (i) 81,708 shares of Class A common stock held directly by Mr. Yang, (ii) 1,820 RSUs held directly by Mr. Yang which will vest within 60 days of March 31, 2020 and will be settled in shares of Class A common stock, and (iii) 2,500 shares of Class A common stock held by the JY Trust. Mr. Yang has voting and dispositive power with regard to the shares held by the JY Trust.

(17)

The total number of shares of Class A common stock and Class B common stock includes the shares of Class A common stock and Class B common stock described in footnotes 2 through 4 and 6 through 16 above.

(18)

Based on information contained in Amendment 6 to a Schedule 13G filed by FMR LLC on February 6, 2020, FMR LLC and its affiliates have sole voting power over 1,837,304 shares of Class A common stock and sole dispositive power over 12,211,165 shares of Class A common stock. The filing states that FIAM LLC, Fidelity Institutional Asset Management Trust Company, Fidelity Management & Research Company, Fidelity Personal Trust Company, FSB SA, FMR Co., Inc., and Strategic Advisers, Inc. beneficially own the shares reported by FMR LLC with FMR Co., Inc. owning 5% or greater of the outstanding shares of Class A common stock. FMR LLC is located at 245 Summer Street, Boston, Massachusetts 02210.

(19)

Based on information contained in Amendment 1 to a Schedule 13G filed by Morgan Stanley on February 14, 2020, Morgan Stanley has shared voting power over 6,904,908 shares of Class A common stock and shared dispositive power over 8,629,730 shares of Class A common stock. The filing states that the Schedule 13G was filed on behalf of Morgan Stanley and Morgan Stanley Investment Management, Inc. and that the securities being reported on by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by Morgan Stanley Investment Management Inc., a wholly-owned subsidiary of Morgan Stanley. Morgan Stanley is located at 1585 Broadway, New York, NY 10036.

(20)

Based on information contained in Amendment 6 to a Schedule 13G filed by T. Rowe Price Associates, Inc. (“Price Associates”) on February 14, 2020, Price Associates has sole voting power over 8,725,553 shares of Class A common stock and sole dispositive power over 22,584,772 shares of Class A common stock. The securities are owned by various individual and institutional investors for which Price Associates serves as an investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Price Associates is located at 100 E. Pratt Street, Baltimore, Maryland 21202.

(21)

Based on information contained in Amendment 5 to a Schedule 13G filed by The Vanguard Group, Inc. (“Vanguard”) on February 10, 2020, Vanguard has sole voting power over 131,726 shares of Class A common stock, shared voting power over 44,123 shares of Class A common stock, sole dispositive power over 9,814,926 shares of Class A common stock, and shared dispositive power over 160,232 shares of Class A common stock. The filing states that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 72,910 shares of Class A common stock or ..04% of the Class A common stock outstanding as a result of its serving as investment manager of collective trust accounts. In addition, Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 143,119 shares of Class common stock or .08% of the Class A common stock outstanding as a result of its serving as investment manager of Australian investment offerings. Vanguard is located at 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

EMPLOYMENT ARRANGEMENTS AND INDEMNIFICATION AGREEMENTS

James J. Bozzini

We entered into an offer letter agreement with Mr. Bozzini, our Chief Operating Officer, on December 4, 2006. Pursuant to the offer letter, Mr. Bozzini’s initial base salary was established at $75,000 per year, with an increase to $150,000 per year commencing February 1, 2007. In addition, on January 19, 2007, in accordance with the terms of his offer letter, Mr. Bozzini was granted a stock option to purchase 200,000 shares of our common stock at an exercise price of $0.25 per share, which was equal to the fair market value of our common stock on the date the option was granted as determined by our Board of Directors. This option vested according to the 2005 Stock Plan and the related stock option agreement. On May 10, 2007, also in accordance with the terms of his offer letter and based on his performance, Mr. Bozzini was granted an additional stock option to purchase 200,000 shares of our common stock at an exercise price of $0.25, which was equal to the fair market value of our common stock on the date the option was granted as determined by our Board of Directors. This option vested according to the 2005 Stock Plan and related stock option agreement. Mr. Bozzini’s employment is at will and may be terminated at any time, with or without cause. However, Mr. Bozzini will be entitled to participate in our change in control policy that we have adopted. Under this policy, if Mr. Bozzini’s employment is terminated without “cause” or he resigns for “good reason” within 12 months following a “change in control,” he will be entitled to receive a severance payment equal to his then current annual base salary plus 12 months’ estimated COBRA premiums, and the vesting of 50% of his then unvested equity awards will be accelerated.

Luciano G. Fernandez

Mr. Fernandez, our Co-President, is party to an employment agreement with Workday España S.L. effective January 1, 2014. Pursuant to the employment agreement, Mr. Fernandez’s initial base salary was established at €285,000 per year. He also received a one-time hiring bonus of €325,000. In addition, Mr. Fernandez became eligible to participate in a variable compensation plan, which was initially established at €285,000 per year, based on the achievement of mutually agreed-upon objectives. Subsequent to his initial employment agreement, Mr. Fernandez entered in a UK Secondment Agreement with Workday UK Limited and Workday España S.L. in 2014, as extended in 2016 and 2018, which supplements his benefits to include a housing and car allowance, education reimbursement, and other miscellaneous relocation expenses. Furthermore, Mr. Fernandez is entitled to a yearly pension contribution award in the gross amount of 12% of the sum of his base salary and annual bonus. If Mr. Fernandez’s employment is terminated (other than for “fair cause” or due to his voluntary resignation), he will be entitled to receive the statutory severance amounts due under the statutory rights contained in the Spanish Workers’ Act. However, if Mr. Fernandez’s employment is terminated in connection with a change in control (other than for “fair cause” or due to his voluntary resignation), he will instead be entitled to participate in our change in control policy that we have adopted, provided that such policy provides him with no less that a severance payment equal to his then current annual base salary and the accelerated vesting of 50% of his then unvested equity awards.

Robynne D. Sisco

We entered into an offer letter agreement with Ms. Sisco, our Co-President and Chief Financial Officer, on August 23, 2012. Pursuant to the offer letter, Ms. Sisco’s initial base salary was established at $200,000 per year, and she also received a one-time hiring bonus of $50,000. In addition, on August 28, 2012, in accordance with the terms of her offer letter, Ms. Sisco was granted a stock option to purchase 175,000 shares of our common stock at an exercise price of $9.20 per share, which was equal to the fair market value of our common stock on the date the option was granted as determined by our Board of Directors. Also in accordance with the terms of her offer letter, on August 28, 2012, Ms. Sisco was granted 30,000 shares of RSUs. The options and RSUs vested according to the 2005 Stock Plan and the related stock option and RSU agreements. Ms. Sisco’s employment is at will and may be terminated at any time, with or without cause. However, Ms. Sisco will be entitled to participate in our change in control policy that we have adopted. Under this policy, if Ms. Sisco’s employment is terminated without “cause” or she resigns for “good reason” within 12 months following a “change in control,” she will be entitled to receive a severance payment equal to her then current annual base salary plus 12 months’ estimated COBRA premiums, and the vesting of 50% of her then unvested equity awards will be accelerated.

Richard H. Sauer

We entered into an offer letter agreement with Mr. Sauer, our Executive Vice President, General Counsel, and Corporate Secretary, on April 6, 2019. Pursuant to the offer letter, Mr. Sauer’s initial base salary was established at $500,000 per year, and he is eligible to participate in a semi-annual discretionary cash bonus plan with a target annual bonus opportunity equal to 50% of his base salary. Mr. Sauer also received a one-time hiring bonus of $250,000 and relocation benefits, each subject to repayment under certain circumstances. In addition, on October 15, 2019, in accordance with the terms of his offer letter, Mr. Sauer was granted 40,469 RSUs. The RSUs will vest as to one-fourth of the underlying shares on the one-year anniversary of grant and then quarterly thereafter, subject to Mr. Sauer’s continued service with Workday on the applicable vesting dates. Mr. Sauer’s employment is at will and may be terminated at any time, with or without cause. However, pursuant to his offer letter, if Mr. Sauer’s employment is terminated without “cause” or he resigns for “good reason” within the two year period following his employment start date, he will be entitled to receive a severance payment equal to his then current annual base salary plus a prorated portion of his cash incentive compensation for the fiscal year of the termination (less any payment thereof already made). Alternatively, Mr. Sauer will be entitled to participate in our change in control policy that we have adopted. Under this policy, if Mr. Sauer’s employment is terminated without “cause” or he resigns for “good reason” within 12 months following a “change in control,” he will be entitled to receive a severance payment equal to his then current annual base salary plus 12 months’ estimated COBRA premiums, and the vesting of 50% of his then unvested equity awards will be accelerated. Additionally, if Mr. Sauer’s employment is terminated without “cause” within the one-year period following his employment start date, he will no longer be required to repay any portion of the one-time hiring bonus.

Potential Payments upon Termination or Change in Control

We maintain a change in control policy applicable to our executive officers and certain other employees. Under the policy, if any executive officer is terminated for any reason other than cause, death, or disability within 12 months after a change in control or the officer voluntarily resigns for good reason within 12 months following a change in control, such officer would be entitled to receive severance benefits subject to the execution of a binding separation and release agreement and the waiver of any existing severance arrangement that would be triggered by a change in control. Upon the occurrence of such an event, we have agreed to pay to such officer an amount equal to (i) his or her then-current annual base salary, and (ii) an estimate of the aggregate monthly benefits premium under COBRA for 12 months. In addition, 50% of the shares underlying all unvested equity awards held by such officer immediately prior to such termination will become vested and exercisable in full. The following table sets forth quantitative estimates of the benefits that would have accrued to our NEOs pursuant to our change in control policy if their employment had been terminated by us without cause or if they experienced a constructive termination, each within 12 months following a change in control as of January 31, 2020.

				Intrinsic Value of Accelerated Equity Awards
Name	Cash Severance		Benefit Continuation	RSU Awards(1)	Option Awards	Total
Aneel Bhusri	$65,000		$—	$12,143,115	$—	$12,208,115
James J. Bozzini	350,000		26,749	9,159,864	—	9,536,613
Petros Dermetzis	320,000		28,233	9,411,237	—	9,759,470
Luciano G. Fernandez	338,909	(2)	30,629	12,824,677	—	13,194,215
Richard H. Sauer	500,000		24,282	3,735,896	—	4,260,177
Robynne D. Sisco	350,000		24,282	9,604,914	—	9,979,196

(1)

The estimated benefit amount of unvested RSUs were calculated by multiplying 50% of the number of unvested RSUs held by the applicable NEO by the closing price of our Class A common stock on January 31, 2020, the last trading day of our fiscal year, which was $184.63.

(2)

Includes Mr. Fernandez’s annual base salary and accrued vacation balance as of January 31, 2020, each of which was converted from British pounds into U.S. dollars based on the daily spot rate as of January  31, 2020, which was 1.32.

Indemnification Arrangements

Our Certificate of Incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our Certificate of Incorporation and our Bylaws require us to indemnify our directors and officers to the maximum extent not prohibited by the Delaware General Corporation Law and allow us to indemnify other employees and agents as set forth in the Delaware General Corporation Law. Subject to certain limitations, our Bylaws also require us to advance expenses incurred by our directors and officers for the defense of any action for which indemnification is required or permitted.

We have entered, and intend to continue to enter, into separate indemnification agreements with our directors, officers, and certain of our key employees, in addition to the indemnification provided for in our Bylaws. These agreements, among other things, require us to indemnify our directors, officers, and key employees for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts actually and reasonably incurred by such director, officer, or key employee in any action or proceeding arising out of their service to us or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. Subject to certain limitations, our indemnification agreements also require us to advance expenses incurred by our directors, officers, and key employees for the defense of any action for which indemnification is required or permitted.

We believe that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons such as directors, officers, and key employees. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ADDITIONAL INFORMATION

Stockholder Proposals for 2021 Annual Meeting

Any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2021 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than December 28, 2020. Such proposals must be delivered to the Corporate Secretary of Workday at the address listed on the front page.

Proposals of stockholders that are not eligible for inclusion in the proxy statement and proxy for our 2021 Annual Meeting of Stockholders, or that concern one or more nominations for directors at the meeting, must comply with the procedures, including minimum notice provisions, contained in our Bylaws. Notice must be received by the Corporate Secretary of Workday at the address listed on the front page, no earlier than February 24, 2021, and no later than March 26, 2021.

However, if the date of our 2021 Annual Meeting of Stockholders is advanced by more than 30 days prior to, or delayed by more than 60 days after, the one-year anniversary of the date of the previous year’s annual meeting, then, for notice to the stockholder to be timely, it must be so received by the Corporate Secretary at the address listed on the front page not earlier than the close of business on the 105th day prior to such annual meeting and not later than the close of business on the later of (1) the 75th day prior to such annual meeting, or (2) the 10th day following the day on which public announcement of the date of such annual meeting is first made.

A copy of the pertinent provisions of the Bylaws is available upon request to the Corporate Secretary of Workday at the address listed on the front page.

Solicitation of Proxies

We will bear the expense of preparing, printing, and distributing proxy materials to our stockholders. In addition to solicitations by mail, there may be incidental personal solicitation at nominal cost by directors, officers, employees, or our agents. We will also reimburse brokerage firms and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of our common stock for which they are record holders.

Fiscal 2020 Annual Report

A copy of our Fiscal 2020 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended January 31, 2020, and our 2020 proxy statement, each as filed with the SEC, is available, without charge, by mailing a request to Investor Relations, Workday, Inc., 6110 Stoneridge Mall Road, Pleasanton, California 94588. The Annual Report on Form 10-K and proxy statement are also available at the web address shown on the Notice of Annual Meeting of Stockholders and under the “Investor Relations” section on our website at: www.workday.com/sec-filings. We encourage stockholders to take advantage of the availability of these materials online to help reduce both the impact on the environment and the administrative costs of our annual meetings.

OTHER MATTERS

We know of no other matters that are likely to be brought before the meeting. If, however, other matters that are not now known or determined come before the meeting, the persons named in the enclosed proxy or their substitutes will vote such proxy in accordance with their discretion.

WORKDAY, INC. 6110 STONERIDGE MALL ROAD PLEASANTON, CA 94588

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on June 8, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/WDAY2020

You may attend the Meeting via the internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on June 8, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D13081-P33664	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WORKDAY, INC. The Board of Directors recommends you vote FOR the following:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors Nominees:		☐	☐	☐
01) Michael C. Bush 02) Christa Davies 03) Michael A. Stankey 04) George J. Still, Jr.
The Board of Directors recommends you vote FOR Proposals 2 and 3.								For	Against Abstain

2.	To ratify the appointment of Ernst & Young LLP as Workday’s independent registered public accounting firm for the fiscal year ending January 31, 2021.							☐	☐	☐

3.	Advisory vote on named executive officer compensation.							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐			Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.						Please indicate if you plan to attend this meeting.		☐	☐

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Combined Annual Report and Proxy Statement is available at www.proxyvote.com

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D13082-P33664

PROXY

WORKDAY, INC.

2020 Annual Meeting of Stockholders to be Held on June 9, 2020

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF WORKDAY, INC.

The undersigned hereby appoints Aneel Bhusri and Robynne D. Sisco, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Workday, Inc. common stock which the undersigned is entitled to vote as of April 13, 2020, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Workday, Inc. to be held at 9:00 a.m. Pacific Daylight Time on June 9, 2020 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting. The Annual Meeting will take place as a virtual meeting via the Internet at www.virtualshareholdermeeting.com/WDAY2020.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. The undersigned hereby revokes any proxy heretofore given to vote at such meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side